Exhibit 10.5

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ALLIANCE INTERMEDIATE HOLDCO, LLC,

ALLIANCE PHYSICAL THERAPY PARTNERS, LLC,

HIGHLINE MANAGEMENT INC.,

and

ALLIANCE PT BUYER, INC.

Dated as of November 15, 2021

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE OF INTERESTS		5
1.1	Purchase and Sale of Interests	5
1.2	Calculation of Closing and Final Consideration	5
1.3	The Closing	8
1.4	Closing Date Payments by Buyer	8
1.5	Escrow Amount	9

ARTICLE II CONDITIONS TO CLOSING		9
2.1	Conditions to All Parties’ Obligations	9
2.2	Conditions to Buyer’s Obligations	9
2.3	Conditions to Seller’s and the Company’s Obligations	11
2.4	Waiver of Conditions	12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		12
3.1	Organization and Power	12
3.2	Authorization; Valid and Binding Agreement	12
3.3	No Breach	12
3.4	Ownership	13
3.5	Brokers	13
3.6	Litigation	13
3.7	No Other Representations and Warranties	13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14
4.1	Organization and Power	14
4.2	Capitalization	14
4.3	Authorization; Valid and Binding Agreement	15
4.4	No Breach	15
4.5	Financial Statements	15
4.6	Absence of Certain Developments	16
4.7	Title to Properties	18
4.8	Tax Matters	19
4.9	Contracts and Commitments	21
4.10	Intellectual Property	24
4.11	Information Technology and Data Matters	26
4.12	Litigation	27
4.13	Employee Benefit Plans	27
4.14	Insurance	30
4.15	Compliance with Laws	30
4.16	Environmental Compliance and Conditions	31
4.17	Affiliated Transactions	32
4.18	Employment and Labor Matters	32
4.19	No Brokers	34
4.20	Regulatory Compliance	34
4.21	Undisclosed Liabilities	34
4.22	No Other Representations and Warranties	38

i

TABLE OF CONTENTS (CONT'D)

Page

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		38
5.1	Organization and Power	38
5.2	Authorization; Valid and Binding Agreement	39
5.3	No Breach	39
5.4	Litigation	39
5.5	No Brokers	39
5.6	Investment Representation	39
5.7	Financing	40
5.8	Solvency	40
5.9	No Other Information	40

ARTICLE VI CERTAIN PRE-CLOSING COVENANTS OF THE PARTIES		41
6.1	Conduct of the Business	41
6.2	Conditions	42
6.3	Consents and Notices	42
6.4	Access to Information	42
6.5	Financing	43
6.6	Financing Cooperation	45

ARTICLE VII ADDITIONAL COVENANTS OF BUYER		47
7.1	Access to Books and Records	47
7.2	Director and Officer Liability and Indemnification	47
7.3	Conditions	50
7.4	Contact with Clients and Other Business Relations	50
7.5	Payment of Indebtedness and Seller Transaction Expenses	50
7.6	Employee Matters	51

ARTICLE VIII TERMINATION		52
8.1	Termination	52
8.2	Effect of Termination	54

ARTICLE IX REMEDIES FOR BREACHES OF THIS AGREEMENT		55
9.1	Indemnification by Seller	55
9.2	Indemnification by Buyer	55
9.3	Indemnity Escrow Fund	55
9.4	Survival and Time Limitations	56
9.05		56
9.6	Limitations on Indemnification by Seller	56
9.7	Limitations on Indemnification by Buyer	57
9.8	Third Party Claims	57
9.9	Determination of Indemnification Amounts	59
9.10	Other Indemnification Matters	59

ii

TABLE OF CONTENTS (CONT'D)

Page

ARTICLE X ADDITIONAL COVENANTS AND AGREEMENTS		60
10.1	Tax Matters	60
10.2	Further Assurances	63

ARTICLE XI DEFINITIONS		63
11.1	Definitions	63
11.2	Other Definitional Provisions	80

ARTICLE XII MISCELLANEOUS		81
12.1	Press Releases and Communications; Use of Company Name	81
12.2	Expenses	81
12.3	Notices	82
12.04	Assignment	83
12.5	Severability	83
12.6	No Strict Construction; Disclosure Schedules; Headings	83
12.7	Amendment and Waiver	84
12.8	Complete Agreement	84
12.9	Counterparts	84
12.10	Governing Law; Consent to Jurisdiction	85
12.11	WAIVER OF JURY TRIAL	85
12.12	No Third Party Beneficiaries	85
12.13	No Additional Representations; Disclaimer; Non-Recourse	86
12.14	Specific Performance; Other Remedies	86
12.15	Consents	87
12.16	Electronic Delivery	87
12.17	Deliveries	87
12.18	Seller’s Representative	87

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of November 15, 2021, by and among Alliance Intermediate Holdco, LLC, a Delaware limited liability company (the “Company”), Alliance Physical Therapy Partners, LLC, a Delaware limited liability company (“Seller”), Alliance PT Buyer, Inc., a Delaware corporation (“Buyer”), and Highline Management Inc., a Delaware corporation, in its capacity as the Seller’s Representative (the “Seller’s Representative”) (the foregoing parties, collectively, the “Parties” and each a “Party”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, Seller owns all of the issued and outstanding membership interests of the Company (collectively, the “Interests”);

WHEREAS, the Company owns all of the issued and outstanding membership interests of Alliance Physical Therapy Group, LLC, a Michigan limited liability company (“APTG”, and together with the Company and APTG's direct and indirect wholly owned Subsidiaries, the “Acquired Companies”);

WHEREAS, APTG provides management services to related physical therapy providers at one or more healthcare facilities (each, a “Managed Practice”, and collectively, the “Managed Practices”) pursuant to Management Services Agreements (the Managed Practices together with the Company and the Acquired Companies, collectively, the “Relevant Entities”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Interests;

WHEREAS, concurrently with the execution and delivery of this Agreement BPOC V Aggregator A, L.P. (the “Equity Investor”) has delivered to Seller (1) an equity commitment letter dated the date hereof, attached hereto as Exhibit A (together with all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof, the “Equity Commitment Letter”), relating to the commitment of the Equity Investor, upon the terms and subject to the conditions set forth therein, to provide Buyer with equity financing in the amount set forth therein (such financing, the “Equity Financing”) for the purpose of investing in Buyer, directly or indirectly, the cash amounts set forth therein (the “Equity Financing”) for the purposes of funding the transactions contemplated hereby and (2) a limited guaranty dated as of the date hereof (together with all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof, the “Guaranty”) attached hereto as Exhibit B in favor of Seller for the purpose of guaranteeing the obligations of the Buyer to pay the Termination Fee on the terms and conditions set forth in Section 8.02(b) of this Agreement;

WHEREAS, as of the date hereof, the (A) Institutional Holders have entered into restrictive covenant agreements substantially in the form attached hereto as Exhibit C (the “Institutional Holder Restrictive Covenant Agreements”), pursuant to which the Institutional Holders have agreed (effective as of and contingent upon the Closing) to certain confidentiality, non-disparagement, non-solicitation and no-hire covenants and (B) certain members of the Company’s management have entered into restrictive covenant agreements in substantially as Exhibit D (the “Management Restrictive Covenant Agreements” and, together with the Institutional Holder Restrictive Covenant Agreements, the “Restrictive Covenant Agreements”), pursuant to which such Persons have agreed (effective as of and contingent upon the Closing) to certain confidentiality, non-competition, non-disparagement, non-solicitation and no-hire covenants; and

WHEREAS, the respective board of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF INTERESTS

1.1            Purchase and Sale of Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all of the Interests, free and clear of all Liens, in exchange for the Estimated Purchase Price.

1.2            Calculation of Closing and Final Consideration.

(a)            For purposes of this Agreement, the “Estimated Purchase Price” means an amount equal to the Enterprise Value, plus the total amount of Estimated Cash, minus the outstanding amount of Estimated Indebtedness, minus the unpaid Estimated Seller Transaction Expenses, plus the amount, if any, of the Estimated Net Working Capital Excess, minus the amount, if any, of the Estimated Net Working Capital Deficit, minus the amount of the Escrow Amount, and minus the Expense Fund Amount.

(b)            At least three (3) Business Days prior to the Closing Date, the Company will deliver to Buyer a statement, executed by the chief financial officer of the Company or other similar officer (the “Estimated Closing Statement”), which (i) sets forth the Company’s good faith estimate of (A) the aggregate amount of Cash as of the Closing Effective Time (the “Estimated Cash”); (B) the aggregate amount of the Indebtedness as of the Closing (the “Estimated Indebtedness”); (C) the aggregate amount of Seller Transaction Expenses as of the Closing (the “Estimated Seller Transaction Expenses”); (D) the Net Working Capital (the “Estimated Net Working Capital”), including the amount of any Estimated Net Working Capital Excess or Estimated Net Working Capital Deficit; and (ii) includes reasonably detailed calculations, data, and schedules supporting the computation of the amounts contained therein and is prepared and calculated in accordance with Section 1.02(g). During the period from the Seller’s delivery of the Estimated Closing Statement until the Closing, Seller will, and will cause the Company to use commercially reasonable efforts to (i) assist Buyer and its representatives in the review of the Estimated Closing Statement and provide Buyer and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, representatives and employees of the Relevant Entities for purposes of their review of the Estimated Closing Statement, and (ii) cooperate with Buyer and its representatives in connection with such review, including providing on a reasonably timely basis all other information necessary in connection with the review of the Estimated Closing Statement as is reasonably requested by Buyer or its representatives. Buyer shall have the right to suggest changes to the Estimated Closing Statement and Seller shall in good faith consider and reflect any such changes.

(c)            No later than ninety (90) days after the Closing Date, Buyer will deliver to Seller a statement, executed by the chief financial officer or other similar officer of Buyer or an Affiliate thereof (together, the “Closing Statement”), which (i) sets forth Buyer’s good faith estimate of (A) the aggregate amount of Cash as of immediately prior to the Closing (the “Final Cash”); (B) the aggregate amount of the Indebtedness as of immediately prior to the Closing (the “Final Indebtedness”); (C) the aggregate amount of Seller Transaction Expenses as of immediately prior to the Closing (the “Final Seller Transaction Expenses”); and (D) the Net Working Capital (the “Final Net Working Capital”), including the amount of any Final Net Working Capital Excess or Final Net Working Capital Deficit; and (ii) includes reasonably detailed calculations, data, and schedules supporting the computation of the amounts contained therein and is prepared and calculated in accordance with Section 1.02(g). In the event Buyer fails to deliver a Closing Statement in accordance with this Section 1.02(c), the Estimated Closing Statement will be deemed to be the Closing Statement for the purposes of this Section 1.02.

(d)            During the period from Buyer’s delivery of the Closing Statement until final determination of the Final Cash, Final Indebtedness, Final Seller Transaction Expenses, and Final Net Working Capital (including any Final Net Working Capital Excess or Final Net Working Capital Deficit), Buyer will, and will cause the Relevant Entities to, (i) assist Seller and its representatives in the review of the Closing Statement and provide Seller and its representatives with reasonable access during normal business hours to the relevant books, records, supporting data, representatives and relevant employees of the Relevant Entities for purposes of their review of the Closing Statement, and (ii) cooperate in good faith with Seller and its representatives in connection with such review, including providing on a timely basis all the information and materials necessary or otherwise reasonably requested by Seller or its representatives in connection with the review of the Closing Statement. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects and the rationale for such objections (the “Disputed Items”). If an Objections Statement is not delivered to Buyer within sixty (60) days after delivery of the Closing Statement or the Seller accepts the Closing Statement in writing, the Closing Statement, including the calculations of Final Cash, Final Indebtedness, Final Seller Transaction Expenses, and Final Net Working Capital (including any Final Net Working Capital Excess or Final Net Working Capital Deficit) determined pursuant to Section 1.02(c), will be final, binding and non-appealable by the Parties; provided, that, in the event Buyer or any Relevant Entity does not provide any reasonably requested papers or documents necessary for Seller’s review of the Closing Statement within ten (10) days of the request therefor, so long as such request was made within fifty (50) days of the delivery of the Closing Statement, such sixty (60)-day period will be extended by the greater of (A) one (1) day for each additional day required for Buyer or any Relevant Entity to respond to such request in all material respects and (B) 10 calendar days. Seller and Buyer will negotiate in good faith to resolve the Disputed Items, and all such discussions related thereto will (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state statute. If they resolve their differences over the Disputed Items, Final Cash, Final Indebtedness, Final Seller Transaction Expenses, and Final Net Working Capital (including any Final Net Working Capital Excess or Final Net Working Capital Deficit) shall be the amounts agreed upon by them. If they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Seller and Buyer will submit any unresolved Disputed Items to Riveron Consulting, LP, or if such firm is unwilling or unable to serve, such other independent national accounting, consulting or valuation firm mutually agreeable to Buyer and Seller (the “Accounting Expert”). In the event the parties submit any unresolved Disputed Items to the Accounting Expert, each party may submit its final position in writing with respect to each of the Disputed Items (which in the case of each party may be a position that, with respect to the unresolved Disputed Items (but not, for the avoidance of doubt, with respect to any other items), is different than (but not more favorable to the submitting party than) the Closing Statement initially submitted to Seller or the Objections Statement delivered to Buyer, as applicable) together with such supporting documentation as it deems appropriate, to the Accounting Expert within thirty (30) days after the date on which such unresolved Disputed Items were submitted to the Accounting Expert for resolution, it being agreed that the parties will make their respective submission contemporaneously, and with a copy to the other party. Seller and Buyer will use their respective commercially reasonable efforts to cause the Accounting Expert to resolve such Disputed Items as soon as practicable, but in any event within thirty (30) days after the date on which the Accounting Expert receives the submissions prepared by Seller and Buyer. Seller and Buyer will not engage in any ex parte communications with the Accounting Expert. Buyer and Seller shall instruct the Accounting Expert to review only those unresolved Disputed Items. The Accounting Expert will resolve such disputes; provided, however, that Accounting Expert shall act solely as an expert, and not as an arbitrator, and shall not determine an amount of any item of any party’s submission greater than the highest amount or less than the lowest amount of such item claimed by the parties. Each of Buyer and Seller agree that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination or with respect to the matters that are the subject of this Section 1.02, except that the foregoing shall not preclude an Action to enforce such determination. In the event any dispute is submitted to the Accounting Expert for resolution as provided in Section 1.02, the fees, charges and expenses of the Accounting Expert shall be allocated and be paid by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the disputes not awarded to each party bears to the amount actually contested by such party. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Expert ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Expert will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Seller. The Accounting Expert’s final calculations of (i) Final Cash shall be deemed the Final Cash, (ii) Final Indebtedness shall be deemed the Final Indebtedness, (iii) Final Seller Transaction Expenses shall be deemed the Final Seller Transaction Expenses, and (iv) Final Net Working Capital shall be deemed the Final Net Working Capital (including any Final Net Working Capital Excess or Final Net Working Capital Deficit).

(e)            Within five (5) Business Days following the final determination of the Final Cash, Final Indebtedness, Final Seller Transaction Expenses, and Final Net Working Capital (including any Final Net Working Capital Excess or Final Net Working Capital Deficit):

(i)            if the Net Adjustment Amount is positive, then (A) Buyer will pay an amount equal to such excess to Seller, by wire transfer of immediately available funds up to the amount of the Adjustment Escrow Funds to an account or accounts designated by Seller, and (B) Buyer and Seller will jointly instruct the Escrow Agent to pay to Seller, by wire transfer of immediately available funds, the remainder, if any, of the Adjustment Escrow Funds, to an account or accounts designated by Seller;

(ii)            if the Net Adjustment Amount is negative, then Buyer and Seller will jointly instruct the Escrow Agent to pay (A) to Buyer, by wire transfer of immediately available funds, an amount equal to such shortfall from (and up to the amount of) the Adjustment Escrow Funds to an account or accounts designated by Buyer, and (B) to Seller, by wire transfer of immediately available funds, the remainder, if any, of the Adjustment Escrow Funds, to an account or accounts designated by Seller; and

(iii)            if the Net Adjustment Amount is zero, then Buyer and Seller will jointly instruct the Escrow Agent to pay to Seller, by wire transfer of immediately available funds, the Adjustment Escrow Funds to an account or accounts designated by Seller. For the avoidance of doubt, Seller shall have no liability under this Section 1.02(e) in excess of the Adjustment Escrow Funds.

(f)            All payments required pursuant to Section 1.02(d) and Section 1.02(e) will be deemed to be adjustments for Tax purposes to the Estimated Purchase Price to the extent permitted by applicable Law.

(g)            The Estimated Closing Statement and the Closing Statement shall be prepared in a manner consistent with the definitions of the terms Cash, Indebtedness, Seller Transaction Expenses, and Net Working Capital, and, in respect of Net Working Capital, calculated in a manner consistent with the Agreed Accounting Principles. The Estimated Closing Statement and the Closing Statement will entirely disregard any and all effects on the assets or Liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby. The Closing Statement will be based solely on facts and circumstances as they exist as of the Closing and will exclude the effect of any fact, event, change, circumstance, act, development or decision occurring after the Closing. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies except as specifically set forth in the Agreed Accounting Principles.

(h)            The process set forth in this Section 1.02 shall be the exclusive remedy of the parties for any disputes related to items to the extent reflected on the Closing Statement; provided, however, in no event shall any party be entitled to any duplicative recovery as a result of the rights and remedies afforded herein.

1.3            The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of McGuireWoods LLP, located at 77 W. Wacker Drive, Suite 3100, Chicago, Illinois 60601, or remotely via electronic exchange of documents and signatures, on the third (3rd) Business Day following satisfaction or waiver of the conditions to the Closing set forth in Article II (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date and place as Buyer and Seller may mutually agree; provided, however, that the Closing shall not occur before the day that is thirty-five (35) days from the date hereof unless Buyer provides notice in writing to Seller of the waiver of such thirty-five day period. The date of the Closing is herein referred to as the “Closing Date.” The Closing will be deemed to occur at 12:01 a.m. central time on the Closing Date (the “Closing Effective Time”).

1.4            Closing Date Payments by Buyer. Subject to the satisfaction of the conditions set forth in Sections 2.01, 2.02 and 2.03 (other than those to be satisfied at the Closing), at the Closing, Buyer will:

(a)            Pay, or cause to be paid, to Seller, the Estimated Purchase Price;

(b)            Pay, or cause to be paid, on behalf of the Relevant Entities, the outstanding amount of Estimated Indebtedness of the type set forth on Schedule 1.04(b)), by wire transfer of immediately available funds, to the Persons or bank accounts specified in the payoff letters delivered in accordance with Section 2.02(d)(iii);

(c)            Pay, or cause to be paid, on behalf of the Relevant Entities, the outstanding amount of Estimated Seller Transaction Expenses, to the applicable recipients, by wire transfer of immediately available funds, to the Persons or bank accounts specified in written invoices delivered to Buyer at least two (2) Business Days prior to the Closing Date;

(d)            Pay, or cause to be paid, to the account directed by the Seller’s Representative, the Expense Fund Amount; and

(e)            Pay, or cause to be paid, to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount, with such amount to be deposited in separate non-interest bearing accounts established and designated by the Escrow Agent and held by Escrow Agent in accordance with this Agreement and the Escrow Agreement.

1.5            Escrow Amount. The Escrow Amount will not be used for any purpose except as expressly provided in this Agreement or in the Escrow Agreement.

1.6            Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer, the Company, and the Company’s Subsidiaries shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as such Person reasonably and in good faith determines it is required to deduct and withhold with respect to such payments under the Code or any provision of state, local or non-U.S. Law. The Person making the deduction and withholding shall give the Person subject to deduction and withholding a reasonable opportunity to mitigate or avoid such deduction in withholding. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

CONDITIONS TO CLOSING

2.1            Conditions to All Parties’ Obligations. The obligations of the Parties to consummate the Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions as of or prior to the Closing Date:

(a)            The applicable waiting periods (and any extensions thereof), if any, under the HSR Act will have expired or been terminated;

(b)            No temporary restraining order, preliminary or permanent injunction, Order, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Body will be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal; and

(c)            This Agreement will not have been terminated in accordance with Section 8.01.

2.2            Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived in writing by Buyer:

(a)            Each of (i) the representations and warranties in Sections 3.01, 3.02, 3.03(a), 3.05, 4.01, 4.02, 4.04, 4.05, and 4.19 shall be true and correct in all respects (subject to de minimis inaccuracies) as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), (ii) the representations and warranties in Section 3.04 and the first sentence of Section 4.06 shall be true and correct in all respects as of the date hereof, and (iii) the remaining representations and warranties of Seller and the Company contained in Article III and Article IV, respectively, (A) that is qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and (B) that is not qualified as to or by Material Adverse Effect will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for any failure of any such representation and warranty referred to in this clause (iii) to be true and correct that has not had a Material Adverse Effect;

(b)            The Company and Seller will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing contemplated by this Agreement or caused by the transactions contemplated hereby;

(c)	The Pre-Closing Restructuring shall have been consummated;

(d)            The Company and Seller, as applicable, will have delivered to Buyer each of the following:

(i)            a certificate of the Company executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in Section 2.02(a) and Section 2.02(b), have been satisfied;

(ii)            a copy of the Escrow Agreement, duly executed by Seller’s Representative and the Escrow Agent;

(iii)            payoff letters, in form and substance reasonably satisfactory to the Company and Buyer, with respect to the payoff amounts of the Indebtedness identified on Schedule 2.02(c)(iii);

(iv)            an assignment of the Interests of Seller, duly executed by Seller;

(v)            an Internal Revenue Service Form W-9, duly completed and executed by Seller;

(vi)            a certificate, in form and substance reasonably acceptable to Buyer, of an authorized officer of the Company, dated as of the Closing Date, certifying to the accuracy of, and attaching, (A) a copy of the Company’s Organizational Documents, (B) a copy of the resolutions of the Company’s board of managers authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (C) good standing certificate of the Company from its jurisdiction of formation and of foreign qualification as of a date not more than 10 Business Days prior to the Closing Date);

(vii)            written resignations or other evidence of removal of each of the directors, managers, and officers of the Company as requested by Buyer at least five (5) Business Days prior to the Closing Date;

(viii)            to the extent certificated, certificates evidencing all of the issued and outstanding Interests;

(ix)            all of the consents, notices, approvals, and Permits set forth on Schedule 2.02(d)(ix);

(x)            evidence of the termination of the contracts and agreements set forth on Schedule 2.02(d)(x) as of the Closing such that no Person shall have any right or obligation thereunder from and after the Closing in form and substance satisfactory to the Buyer;

(xi)            a release from each of the D&O Indemnity Excluded Persons set forth on Schedule 2.02(d)(xi) in substantially the form attached hereto as Exhibit D;

(xii)            all other documents required to be delivered by Seller or the Company on or prior to the Closing Date pursuant to this Agreement.

2.3            Conditions to Seller’s and the Company’s Obligations. The obligations of Seller and the Company to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived in writing by Seller:

(a)            Each of (i) the representations and warranties in Sections 5.01, 5.02, and 5.05 shall be true and correct in all respects (subject to de minimis inaccuracies) as of the Closing Date as if made anew as of such date (except to the extent such representation and warranty expressly relates to an earlier date in which case as of such earlier date)), and (ii) the remaining representations and warranties set forth in Article V hereof will be true and correct as of Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of such representations and warranties referred to in this clause (ii) to be true and correct that has not had a material adverse effect on the financial condition or operating results of Buyer or on the ability of Buyer to consummate the transactions contemplated hereby;

(b)            Buyer will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, except for actions contemplated by this Agreement or caused by the transactions contemplated hereby; and

(c)            Buyer will have delivered to Seller each of the following:

(i)            a certificate of Buyer executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in Section 2.03(a) and Section 2.03(b) have been satisfied;

(ii)            a copy of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(iii)            all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

2.04         Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements of Seller contained in this Article III are true and correct as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case, as of such earlier date)), as follows:

3.1            Organization and Power. Seller is a duly organized limited liability company, validly existing and in good standing under the Laws of the state of its organization, with full organizational power and authority to enter into this Agreement, perform its obligations hereunder and under each Transaction Document to which Seller is a party and to consummate the transactions contemplated hereby and thereby.

3.2            Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other Transaction Document to which Seller is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which Seller is a party. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.3            No Breach. Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement or any Transaction Document to which Seller is a party by Seller and the consummation of the transactions contemplated hereby and thereby do not (a) violate any provision of the Organizational Documents of Seller or any Relevant Entity, (b) conflict with or result in any breach of any Law, statute, rule or regulation or Order, judgment or decree to which Seller is subject, or require any authorization, filing, consent, approval, exemption or other action by or written notice to any Governmental Body, in each case other than as required under the HSR Act, (c) violate, result in a breach of, or constitute a default under, give rise to any right of termination, cancelation, acceleration under loss of any benefit under, or require the consent of or any notice to any third party that has not been obtained, whether under any Contract, license, Permit, or other agreement, instrument, or commitment to which Seller is bound, or (d) result in the creation or imposition of a Lien on any of the Relevant Entities or on Seller that affects any of the Relevant Entities.

3.4            Ownership. Seller is the record and beneficial owner of the Interests set forth opposite Seller’s name on Schedule 3.04(a). Seller holds good and valid title to all of its Interests, free and clear of any Liens, other than transfer restrictions imposed by the Organizational Documents of the Company, federal and state securities Laws, and Permitted Liens. Except as set forth on Schedule 3.04(b), Seller is not a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Interest of the Company. Seller is not a party to any voting trust, proxy or other contract with respect to the voting of any Interest or the Equity Securities of any Relevant Entity.

3.5            Brokers. Except for amounts owed by Seller to Cain Brothers that constitute Seller Transaction Expenses, Seller has not incurred any obligation for any finder’s or broker’s fees, commissions or similar compensation payable to a broker, finder, investment banking firm, financial advisor, or other similar Person in connection with the transactions contemplated by this Agreement.

3.6            Litigation. Except as set forth on Schedule 3.06, there are no Actions pending or, to Seller’s knowledge, threatened in writing against Seller with respect to any of its businesses, properties or assets, in any such case that (a) challenges or seeks to enjoin, delay, or obtain damages in respect of this Agreement, the Transaction Documents to which Seller is a party, or any of the transactions contemplated hereby or thereby or (b) would reasonably be expected to materially affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.7            No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND ARTICLE IV, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, ITS SUBJECT MATTER, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER WILL ACQUIRE THE INTERESTS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED BY SELLER IN THIS ARTICLE III OR THE COMPANY AND SELLER IN ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Seller represent and warrant to Buyer, as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case, as of such earlier date)), as follows:

4.1            Organization and Power. The Relevant Entities are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, have all requisite corporate or other legal entity power and authority and all Permits, authorizations and licenses necessary to own their properties and to carry on their businesses as now conducted and are qualified to do business in every jurisdiction in which their ownership of property or the conduct of businesses as now conducted requires them to qualify, except in each such case where the failure to hold such Permits, authorizations and licenses or to be so qualified would not reasonably be expected to materially impair the ability of any Relevant Entity to conduct its business in the ordinary course of business consistent with past practice. The Company has full limited liability company power and authority to enter into this Agreement, perform its obligations hereunder and under each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The Relevant Entities have the full power and authority to enter into and perform their obligations, as applicable, under each Transaction Document to which they are party and to consummate the transactions contemplated thereby.

4.2            Capitalization. The Interests constitute all the Equity Securities of the Company. Except as set forth on Schedule 4.02(a), no Relevant Entity owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Except as set forth on Schedule 4.02(b), there are no outstanding (a) limited liability company interests or other Equity Securities or voting securities of any Relevant Entity, (b) securities convertible or exchangeable into capital stock of any Relevant Entity, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Relevant Entity to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem the Equity Securities of any Relevant Entity, or (d) stock appreciation, restricted units, restricted stock units, phantom stock, profit participation or similar rights with respect to any Relevant Entity. Schedule 4.02(b) sets forth the number and type of issued and outstanding Equity Securities of each Relevant Entity, and the identity of each owner (beneficially and of record) of all such Equity Securities and the number of Equity Securities held by each holder. To the Company’s Knowledge, there are no conditions or circumstances that may give rise to or provide the basis for the assertion of a claim by any Person to the effect that such Person is entitled to repurchase, redeem or otherwise acquire or retire or to receive any Equity Securities of any Relevant Entity. All of the Equity Securities of each Relevant Entity are authorized, validly issued, fully paid (to the extent applicable), and non- assessable (to the extent applicable) and have not been issued in violation of, and, except as set forth on Schedule 4.02(c), are not subject to, any preemptive or subscription rights, rights of first refusal or similar rights. Except as set forth on Schedule 4.02(d), no Relevant Entity is required to make or pay any dividends or distributions in respect of its Equity Securities. The Company has made available to Buyer copies of each Relevant Entity’s Organizational Documents as in effect on the date hereof and no Relevant Entity is in default or violation of any provision of such Organizational Documents. The books of account, stock records, minute books and other records of the Company, the Acquired Companies, the Managed Practices, are accurate and complete in all material respects.

4.3            Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each Transaction Document by the Company and each Relevant Entity, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company, each Relevant Entity, as applicable, and the Monitor pursuant to the terms of the Monitor Order and no other proceedings on the Company’s or any Relevant Entity’s part are necessary to authorize the execution, delivery or performance of this Agreement. Mike Frost, Manuel Vianna, Dotty Bollinger, Abhaya Shrestha, Joe Laporta and Michael Wiggin have been the only current or former employee, independent contractor, consultant, officer, director, or other service provider of the Institutional Holders or their respective Affiliates that is or has been a director, officer, manager, independent contractor, consultant or other service provider of the Company. This Agreement and each Transaction Document constitutes a valid and binding obligation of the Company or any Relevant Entity, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.4            No Breach. Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement and any Transaction Document by the Company, or any Relevant Entity to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not, (a) violate any provision of the Organizational Documents of any Relevant Entity, (b) conflict with or result in any breach of any Law, statute, rule or regulation or Order, judgment or decree to which any Relevant Entity is subject, or require any authorization, filing, consent, approval, exemption or other action by or written notice to any Governmental Body, in each case other than as required under the HSR Act, (c) violate, result in a breach of, or constitute a default under, give rise to any right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) of termination, cancelation, acceleration under loss of any benefit under, or require the consent of or any notice to any third party that has not been obtained, whether under any Contract, license, Permit, or other agreement, instrument, or commitment to which any Relevant Entity is bound, or (d) result in the creation or imposition of a Lien (other than a Permitted Lien) on any assets or property of any Relevant Entity.

4.5            Financial Statements. The Company has made available to Buyer true and correct copies of (a) the Relevant Entities’ unaudited consolidated balance sheets as of September 30, 2021 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the nine-month period then ended and (b) the Relevant Entities’ audited consolidated balance sheet, consolidated statements of operations, and consolidated statements cash flows for the fiscal years ended December 31, 2020 and December 31, 2019 (all such financial statements referred to in clauses (a) and (b), the “Financial Statements”). Except as set forth on Schedule 4.05, the Financial Statements present fairly, in all material respects, the financial condition and consolidated results of operations and cash flows of the Relevant Entities as of the times and for the periods referred to therein in accordance with GAAP, consistently applied (subject in the case of the unaudited Financial Statements to (y) the absence of footnote disclosures and other presentation items and (z) changes resulting from year-end adjustments).

4.6            Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date hereof, there has not been any event, change, occurrence, or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.06, as required by applicable Law (including as required in directly connection with COVID-19 or the Coronavirus Pandemic pursuant to applicable Law or Order by Governmental Body), or as expressly contemplated by this Agreement, since the Latest Balance Sheet through the date hereof, the Relevant Entities have been operated in the ordinary course of business, and no Relevant Entity has:

(a)            amended or modified its Organizational Documents;

(b)            issued, reissued or sold, or authorized the issuance, reissuance or sale of, any of its Equity Securities (including, for the avoidance of doubt, incentive equity);

(c)            declared, set aside or paid any dividend or other distribution of assets in respect of any of its Equity Securities;

(d)            adjusted, split, combined, recapitalized, subdivided or reclassified any of its Equity Securities;

(e)            subjected any portion of its properties or assets that are material to the Relevant Entities, taken as a whole, to any Lien, except for Permitted Liens;

(f)            sold, assigned, leased, subleased, sublicensed, covenanted not to assert with respect to, transferred or otherwise disposed of any portion of its assets (except for Owned Intellectual Property), tangible or intangible, owned, leased, or licensed that are material to the Relevant Entities, taken as a whole;

(g)            sold, assigned, transferred, leased, licensed, abandoned, disposed of, or permitted to lapse (other than patents expiring at the end of their statutory term and not as a result of any act or omission by the Relevant Entity, including failure by the Relevant Entity to pay any required maintenance fees) any Owned Intellectual Property;

(h)            (i) made or granted any bonus or any compensation or salary increase or decrease to any current (or former) employee or individual service provider whose annual base salary or fees was (or was at the time of his or her termination) in excess of $125,000, (ii)  made or granted any increase or decrease in any current (or former) employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or made, modified, or terminated any employment, consulting, change in control, retention, termination, deferred compensation, severance or similar agreement, (iii) accelerated or committed to accelerate the funding, payment or vesting of any compensation (including any equity or equity-based compensation), severance, or benefits, or (iv) hired engaged, furloughed, temporarily laid off or terminated (other than for “cause”) any employee, officer, or independent contractor of any Relevant Entity with annual base compensation in excess of $125,000, except, in the case of the foregoing clauses (i), (ii) or (iii), (A) as may be required under applicable Law or any applicable Contract in effect, or (B) otherwise involving any employee or independent contractor of any Relevant Entity whose annual base compensation does not exceed $125,000;

(i)            acquired (including by merger) the Equity Securities, capital stock, assets or any division of any other Person;

(j)            made any loans or advances to, investment in, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business);

(k)           initiated, canceled, compromised or settled any Action;

(l)            (i) amended any Tax Return or filed any Tax Return in a manner inconsistent with the past practices of the Relevant Entities, (ii) made or changed any election in respect of Taxes, (iii) adopted or changed any method of accounting or annual reporting, (iv) settled or compromised any Tax claim or assessment, (v) entered into any closing agreement relating to any Tax, (vi) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) failed to pay any Tax when due and payable (including estimated Taxes), (viii) surrendered any right to claim a Tax refund, (ix) adopted or change any method of accounting (including with respect to Taxes) or (x) taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m)            negotiated, modified, extended or entered into any Labor Agreement (as hereinafter defined) or recognized or certified any labor union, labor organization, works council or group of employees of any Relevant Entity as the bargaining representative for such employees;

(n)            implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(o)            waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(p)            adopted a plan or agreement of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of the Company or any Relevant Entity;

(q)            made any assignment for the benefit of creditors, or taken any action to commence voluntary proceedings under any federal or state bankruptcy code or Law, or taken any action in respect of any bankruptcy proceeding filed against any Relevant Entity, or sought, consented to, or acquiesced in the appointment of any custodian, receiver, liquidator, trustee or assignee in bankruptcy or similar insolvency proceeding related to any Relevant Entity;

(r)            entered into, amended, renewed, waived, or terminated any Contract with a Related Party;

(s)           acquired any real property;

(t)            incurred or discharged any material liabilities or obligations, except current liabilities incurred in the ordinary course of business, or incurred, created, paid or repaid any Indebtedness;

(u)            declared, set aside or made any payment, dividend or distribution of cash or other property to any of such Relevant Entity’s equity holders with respect to such equity holder’s Equity Securities or otherwise (including any so-called “tax distributions”), or purchased, redeemed or otherwise acquired any Equity Securities of such Relevant Entity;

(v)            made any change in any annual accounting period, method of accounting or accounting policies or practices, estimation techniques, assumptions, policies or principles theretofore adopted or followed, except as required by GAAP and reflected in a note to the Financial Statements or made any write down in the value of its accounts receivable or reversed any accruals or reserves;

(w)            incurred any damage, destruction or loss, whether or not covered by insurance, with respect to the Assets of the Relevant Entities having a replacement cost of more than $50,000 in any single occurrence or $250,000 in the aggregate;

(x)            changed in any material respect any business or operational practice (except in anticipation of the transactions contemplated by this Agreement); or

(y)            agreed or committed to do any of the foregoing.

4.7           Title to Properties.

(a)            Except as set forth on Schedule 4.07(a), the Relevant Entities own good, valid, and marketable title to, or hold pursuant to valid and enforceable leases, all of the assets, machines, equipment, properties and interests in the real and personal property, shown to be owned or leased by the Relevant Entities on the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens. Each of the foregoing properties, assets and rights (whether owned, leased or licensed) of the Relevant Entities, are sufficient in all material respects to enable Buyer to conduct the business of the Relevant Entities following the Closing in substantially the same manner in which such business is currently conducted.

(b)            The Relevant Entities do not own any real property. Schedule 4.07(b) sets forth a complete list of all of the real property leased, subleased, licensed or otherwise occupied by the Relevant Entities and used in the business of the Relevant Entities (the “Leased Real Property” and such leases, subleases, licenses and other agreements, the “Leases”). The Leases of the Relevant Entities made available to Buyer are materially true, correct and complete copies of all of the Leases. All of the Leases are valid, binding and in full force and effect, except as otherwise noted on Schedule 4.07(b). Except as set forth on Schedule 4.07(b): (i) a Relevant Entity holds a valid and existing leasehold interest under each such Lease, free and clear of all Liens, except for Permitted Liens, subject to proper authorization and execution of such Lease by the other party and the application of any bankruptcy or creditor’s rights Laws; (ii) the Relevant Entities’ possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed and there are no disputes as to occupancy with respect to any Lease; and (iii) the Relevant Entities are currently in possession of and have not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or portion thereof. The Relevant Entities have not received any notice of any breach of or default under any of the Leases that has not been cured, and the Relevant Entities and, to the Company’s Knowledge, each other party thereto, is in compliance with all obligations of such party thereunder. To the Company’s Knowledge, the Relevant Entities have not received any written decree, Order, writ or Action pending, or to the Company’s Knowledge, has any been threatened in writing, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof. Neither the Company nor any Subsidiary owes, or is reasonably expected to owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.

4.8           Tax Matters.

Except as set forth on Schedule 4.08:

(a)            The Relevant Entities have filed income and other material Tax Returns required to be filed by it for taxable periods ending after the Reference Date and all such Tax Returns were true, correct and complete in all material respects. The Relevant Entities have timely paid all income and other material Taxes (whether or not such Taxes are shown or required to be shown on a Tax Return).

(b)            All material Taxes that the Relevant Entities are obligated to withhold from amounts owing to any employee, creditor or other third party have been withheld and timely paid. The Relevant Entities have properly collected and remitted all sales, use, ad valorem, and value added and other similar taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate tax exemption certificates and other documentation for all sales or leases made or services without charging or remitting sales, use, ad valorem, value added and other similar taxes that qualify such sales as exempt from sales , use, ad valorem, value added and other similar taxes.

(c)            There are no Liens for Taxes on any assets of the Relevant Entities, other than Liens for Taxes not yet due and payable.

(d)            The Relevant Entities have not waived any statute of limitations in respect of Taxes (or any Tax assessment or deficiency) or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(e)            There is no Action concerning any Tax Liability or Tax Return of any Relevant Entity claimed or raised by any taxing authority that is in progress or, to the Knowledge of the Company, threatened. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any Relevant Entity. None of the Relevant Entities has received from any Governmental Body (including jurisdictions where the Relevant Entities do not file Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax (or Tax attributes) proposed, asserted or assessed by any Governmental Body. Neither Seller nor any Relevant Entity has received a written notice from any Governmental Body that it is required to pay Taxes or file Tax Returns in a jurisdiction in which the Relevant Entity does not file Tax Returns or pay Taxes.

(f)             None of the Relevant Entities has participated in or is participating in any “reportable transaction” within the meaning of Section 6707A(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(g)             None of the Relevant Entities has been a member of any affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or non-U.S. Law (other than any such group of which the Company is the common parent). None of the Relevant Entities has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law as a transferee or successor, by contract or otherwise.

(h)            None of the Relevant Entities is party or bound by any Tax allocation or Tax sharing or similar agreement with respect to Taxes.

(i)             None of the Relevant Entities nor the Buyer by virtue of its ownership in the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(j)             None of the Relevant Entities is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(k)            None of the Relevant Entities has adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under, (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991, and Section 451(c) of the Code (or any similar method under state, local or non-U.S. Law) or (ii) the method described in Treasury Regulation Section 1.451-5(b)(1)(ii) (or any similar method under state, local or non-U.S. Law).

(l)             The Relevant Entities have (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to Payroll Tax Executive Order, (iii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) properly complied with all requirements of applicable Tax Law with respect to the receipt of Provider Relief Fund payments.

(m)            The unpaid Taxes of the Relevant Entities (i) did not, as of the date of the Last Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Last Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Relevant Entities in filing their Tax Returns.

(n)            None of the Relevant Entities is a partner or a member of any partnership, limited liability company, joint venture or any other entity, in each case, that is classified as a partnership for federal income tax purposes.

(o)            Each of the Acquired Companies is properly treated for U.S. federal and applicable state and local income Tax purposes as a disregarded entity.

(p)            None of the Acquired Companies has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply at any earlier date than is required by Law.

(q)            Each of the Acquired Companies has complied in all material respects with respect to any “escheat,” “abandoned property,” ”unclaimed property,” or other similar Laws.

4.9	Contracts and Commitments.

(a)            Except as set forth on Schedule 4.09(a), neither the Company nor any Relevant Entity is a party to any:

(i)            Contract for (A) the sale of any of the assets of any Relevant Entity (whether by merger, sale of Equity Securities, sale of assets or otherwise) other than the sale or disposition of obsolete equipment in the ordinary course of business or (B) the acquisition of all, substantially all, or any material portion of the assets or properties of another Person (whether by merger, purchase of Equity Securities, purchase of assets or otherwise);

(ii)            Contract that is a settlement, conciliation or similar agreement with any Governmental Body or pursuant to which any Relevant Entity will have any material outstanding obligation after the date of this Agreement;

(iii)            collective bargaining agreement or Contract with any labor union, labor organization, or works council (each, a “Labor Agreement”);

(iv)            Contract for the employment or engagement of any officer, employee, independent contractor, or other person or entity on a part-time, full- time, consulting or other basis (including Licensed Personnel) providing for base compensation in excess of $125,000 per annum and all Contracts providing for severance or loans to officers, directors, employees or Affiliates, other than advances in the ordinary course of business;

(v)            Contracts that contain any change in control provisions (A) that would require consent of a third party, (B) create a right of termination of a third party, or (C) which would otherwise result in any payments or benefits to any Person upon consummation of, or as a result of, the transactions contemplated hereby;

(vi)            Contracts that contain obligations to pay or provide severance, retention and/or transaction bonus payments to any current or former employee, director, officer or independent contractor or any other Person;

(vii)            Contract or indenture relating to Indebtedness of any Relevant Entity, including the borrowing of money or mortgaging, pledging or otherwise placing a Lien on any Relevant Entity’s assets or any guaranty of any obligation for borrowed money in excess of $100,000;

(viii)            Contract for capital expenditures in excess of $100,000 in the aggregate that have yet to be performed, other than capital expenditures related either to new clinics in development in the ordinary course of business or to existing clinics in lease renewal in the ordinary course of business;

(ix)            Contract that creates, governs or controls any joint venture, partnership or similar arrangement or the sharing of revenues, profits or losses;

(x)            Lease or other Contract under which it is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental exceeds $150,000;

(xi)            (A) Leases or (B) other Contracts under which it leases or subleases real property to or from any third party for which the annual rent payable by or to such Relevant Entity exceeds $150,000;

(xii)            Contract between any Relevant Entity, on the one hand, and any other Relevant Entity or equity holder, director, limited liability company manager, or officer of an Affiliate of any Relevant Entity or any of their Affiliates, or any of their “associates” or members of their “immediate family” (as defined in Rule 12b- 2 and 16a-1 of the Securities Exchange Act of 1934), on the other;

(xiii)            Contract or agreement relating to the development, ownership, use, registration, or enforcement of, or exercise of rights under, any Company Intellectual Property (except for non-exclusive, commercially available off-the- shelf Software costing of less than $50,000 annually that are subject to “shrink- wrap” or “click-wrap” license agreements);

(xiv)            Contract under which the Company or any Relevant Entity has loaned to, or made an investment in, or guaranteed the obligations of, any Person;

(xv)            Contract pursuant to which any Person provides management or administrative support services to the Company or any Relevant Entity or pursuant to which any Relevant Entity provides management or administrative support services to any other Person;

(xvi)            settlement, corporate integrity agreement, non-prosecution agreement, conciliation or similar Contract, in each case, with any Governmental Body during the prior three (3) years or pursuant to which any Relevant Entity will have any outstanding monetary obligations or any non-monetary obligations after the date hereof;

(xvii)            all Contracts with any Referral Source or Referral Recipient, excluding all employment agreements and offer letters with any Relevant Entity’s employees;

(xviii)            all Contracts with any Governmental Body;

(xix)            all Contracts for sales and marketing services and Contracts with Referral Recipients for which the annual fees or compensation payable thereunder by any Relevant Entity exceeds $125,000;

(xx)            Organizational Documents in respect of the Equity Securities of any Person (other than the Company or any Relevant Entity);

(xxi)            Contract that provides for any continuing “earn out,” “performance guarantee” or other similar contingent payments or payments of deferred purchase price of property or services that may be payable following the date of this Agreement;

(xxii)            Contract that requires the indemnification of any Person (excluding indemnities contained in the Organizational Documents of the Company or any Relevant Entity, Leases, agreements for the purchase, sale or license of products or services entered into in the ordinary course of business and agreements in connection with the Contracts set forth on Schedule 4.09(a)(i));

(xxiii)            Contract that restricts the Company or any Relevant Entity from engaging in any line of business or geographic area or from competing with any Person;

(xxiv)            Contract that contains any (A) exclusivity provision, stand-still provision, non-solicitation or non-hire provision; (B) ”most favored nation” provision; (C)  right of first refusal, right of first offer, right of first negotiation or other preferential right to purchase any material assets of the Company or any Relevant Entity; or

(xxv)            without duplication of the foregoing, Contracts that resulted in payments during the fiscal year ended December 31, 2020, by or to the Company or any Relevant Entity of more than $250,000 in the aggregate for any individual Contract.

(b)            The Relevant Entities have made available to Buyer true and correct copies of all written Contracts, together with all amendments, waivers or other changes thereto, that are referred to on Schedule 4.09(a) (each, a “Material Contract” and, collectively, the “Material Contracts”).

(c)            (i) No Relevant Entity is in breach of, or in default under, any Material Contract, (ii) to the Knowledge of the Company, each other party to each of the Material Contracts is not in breach of, or in default thereunder, (iii) there has not occurred any event that with or without the lapse of time or the giving of notice or both would constitute a default under, result in the acceleration, cancellation or termination of or the right of any Person to declare a default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate, amend or modify, any Material Contract, and (iv) each Material Contract is valid, binding, enforceable and in full force and effect, except for such failures to be valid, binding or in full force and effect that would not reasonably be expected to be material to the Relevant Entities, taken as a whole.

4.10          Intellectual Property.

(a)            All Registered Intellectual Property and material unregistered Owned Intellectual Property are set forth on Schedule 4.10(a). All Registered Intellectual Property has been maintained in the ordinary course of business by the Relevant Entity by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees. No loss or expiration of any Registered Intellectual Property is threatened, pending, or reasonably foreseeable, except in the ordinary course of business, including patents expiring at the end of their statutory terms, and not as a result of any act or omission by any Relevant Entity. Except as set forth on Schedule 4.10(a), (i) the Relevant Entities exclusively own and possess all right, title and interest in and to, or have a valid and enforceable license or other right to use, all Company Intellectual Property, (ii) the Relevant Entities are not currently violating, infringing, or misappropriating the Intellectual Property rights of any Person, and (iii) to the Company’s Knowledge, no Person is currently violating, infringing, or misappropriating the Owned Intellectual Property.

(b)            All Owned Intellectual Property and Intellectual Property that is exclusively licensed to a Relevant Entity is valid, subsisting, and enforceable. Except as disclosed in Schedule 4.10(b), there are no claims, proceedings, investigations or Orders by any Governmental Body pending or, to the Knowledge of the Company, threatened against a Relevant Entity which challenge the validity or ownership of or right to use any Owned Intellectual Property.

(c)            The Relevant Entities have taken commercially reasonable measures to maintain and protect their rights in and to Company Intellectual Property, and as a matter of course enters into customary nondisclosure and confidentiality agreements generally as and when necessary or appropriate under the circumstances. Except as set forth in Schedule 4.10(c), all Intellectual Property developed by or on behalf of a Relevant Entity related to its business was (i) developed by Relevant Entity employees working within the scope of their employment at the time of such development, all of whom are and were obligated to assign and did assign all such Intellectual Property rights to the Relevant Entity, or (ii) developed by independent contractors or other Persons who have executed appropriate instruments of assignment in favor of the Relevant Entity as assignee or assignees that have conveyed to the Relevant Entity ownership of all of their rights in and to Company Intellectual Property. No funding, facilities, or personnel of any Governmental Body or any university or research organization has been used in connection with the development of any Owned Intellectual Property. No Governmental Body, university, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property. No Relevant Entity has disclosed the source code of any Owned Software to any Person other than to employees or independent contractors pursuant to a written non-disclosure agreement.

(d)            All Owned Software (i) materially conforms to all specifications, representations, warranties, and other documentation provided by the Relevant Entities or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose, free of any Malicious Code, and (iii) has been maintained by the Relevant Entities on their own behalf or on behalf of their customers and other transferees to its reasonable satisfaction and in accordance with its contractual obligations to customers and industry standards. There are no programming defects, errors or bugs in such Owned Software that are outside the scope of programming defects, errors and bugs typically corrected in the ordinary course of Software maintenance procedures and programs or that, if such defects, errors or bugs were not corrected, would materially and adversely affect the business.

(e)            The Relevant Entities are in material compliance with the terms and conditions of all licenses for the Open Source Materials contained in or distributed with the Owned Software or Owned Intellectual Property. No Open Source Materials are contained in, distributed or made available with, or used in the development of the Owned Software in a manner that (A) requires the Relevant Entities to license, redistribute, disclose or otherwise make generally available any material portion of Software (apart from such Open Source Materials in their unmodified form); (B) creates obligations for the Relevant Entities to grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property (including any patent non-asserts or patent licenses and apart from such Open Source Materials in their unmodified form); (C) imposes any material present economic limitations on the commercial exploitation of any Owned Software; (D) imposes a requirement that any other licensee of any Owned Software be permitted to modify, make derivative works of, or reverse-engineer any material part of any Owned Software (apart from such Open Source Materials in their unmodified form); or (E) creates or imposes a material restriction or restraint on the Relevant Entities’ ability to use, distribute, or make available any of the Owned Software (apart from such Open Source Materials in their unmodified form).

(f)            The operation of the business of the Relevant Entities, including the processing of data, operation of the Business Systems and the provision of services, does not violate, infringe or misappropriate, and since the Reference Date has not violated, infringed, or misappropriated, the Intellectual Property rights of any Person, and the Relevant Entities have not received any written notice, request for indemnification or threat from any Person related to the foregoing (including any unsolicited offer to license Intellectual Property), nor have the Relevant Entities requested or received any opinions of counsel related to the same.

(g)            The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Relevant Entity’s right to own or use the Company Intellectual Property. As of the time immediately following the Closing, the Company Intellectual Property will be owned or available for use by the Relevant Entities on terms and conditions identical to those under which the Relevant Entities own or use the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

4.11	Information Technology and Data Matters.

(a)            The Relevant Entities own, lease, license, or otherwise have the legal right to use all Business Systems. The Business Systems owned or controlled by the Relevant Entities are in all material respects operational, fulfill the purposes for which they were acquired or developed, and have security, back-up, and disaster recovery arrangements in place and hardware and software capacity, support and maintenance that are sufficient in all material respects for the business of the Relevant Entities as it is currently conducted. Since the Reference Date, the Relevant Entities have maintained in the ordinary course of business all required licenses and service Contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Business Systems owned or controlled by the Relevant Entities. Since the Reference Date, there has not been any material failure or outage with respect to any of the Business Systems owned or controlled by the Relevant Entities that has not been remedied or replaced, as appropriate, in all material respects.

(b)            Except as set forth on Schedule 4.11(b), each of the Relevant Entities is, and has been since the Reference Date, in compliance in all material respects with all Data Security Requirements. Since the Reference Date, the Relevant Entities have not, and, to the Company’s Knowledge, no third party that Processes Protected Data for or on behalf of the Relevant Entities has, experienced any material Security Breaches or any other Security Breaches that required any notification to any affected individual, Governmental Body, or other party pursuant to any Data Security Requirement (regardless of materiality). The Relevant Entities have not, and, to the Company’s Knowledge, no third party that Processes Protected Data for or on behalf of any Relevant Entity has, received any written notices or complaints from any Person (including any Governmental Body) regarding a Security Breach (regardless of materiality) or noncompliance with Data Security Requirements. The Relevant Entities maintain systems and procedures designed to receive and effectively respond to written complaints and, to the extent required by applicable Law, individual rights requests, in connection with the Relevant Entity’s Processing of Personal Information, and, to the extent required by applicable Law, the Relevant Entities have complied in all material respects with all such individual rights requests.

(c)            The Relevant Entities have provided to the Buyer complete and accurate copies of all privacy and security policies, HIPAA implementation procedures and HIPAA security risk analyses prepared by the Relevant Entities, or a third party on the Relevant Entities’ behalf, for purposes of compliance with the Privacy Laws. Each Relevant Entity has a written and signed business associate agreement with each Person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of such Relevant Entity.

(d)            The Relevant Entities have all valid and legal rights necessary under applicable Law to take all actions comprising or relating to their Processing of Protected Data in connection with the business of the Relevant Entities as currently conducted, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any Data Security Requirements. The Relevant Entities have implemented, and have required by contract all third parties that receive Protected Data from or on behalf of the Relevant Entities, to implement, reasonable physical, technical and administrative safeguards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all Data Security Requirements.

4.12         Litigation. Except as set forth on Schedule 4.12, there are no, and since the Reference Date, have been no claims, actions, complaints, disputes, charges, suits, hearings, subpoenas, investigations, audits, inquiries, petitions, arbitrations, or other proceedings (whether federal, state, local or foreign and whether at Law or in equity) (each an “Action”) pending or, to the Company’s Knowledge, threatened by or against any Relevant Entity, or by, against or involving the equity holders, directors, limited liability company managers, officers, employees or agents of any Relevant Entity (in their capacity as such) or before or by any Governmental Body, and no Relevant Entity is subject to any outstanding Order. To the Company’s Knowledge, there are no facts that exist that are reasonably expected to give rise to an Action against or affecting the Relevant Entities or any of their assets, at Law or in equity, by or before any Governmental Body, or by or on behalf of any third party.

4.13         Employee Benefit Plans.

(a)            Schedule 4.13(a) sets forth any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”), “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”) or any other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other employee benefit plan, program, policy, agreement or arrangement of any kind, including any stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; equity plan; executive compensation plan; bonus, retention, compensation, incentive compensation, change in control, deferred compensation, retirement, welfare, post- employment welfare employment, severance, paid leave, profit sharing, vacation, health, welfare, material fringe benefit, or supplemental insurance plan, program, policy, agreement or arrangement maintained or contributed to or by any Relevant Entity or with respect to which any Relevant Entity has any Liability (collectively, the “Plans”). Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, no event has occurred and no condition exists with respect to the form or operation of such Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or tax under ERISA or the Code. The Plans comply in form and in operation, in all material respects with the requirements of all applicable Law, including the Code and ERISA.

(b)            With respect to each Plan, Seller has made available to Buyer true, complete, and correct copies of, as applicable, (i) the plan document, adoption agreement, and all amendments related thereto, and, with respect to any unwritten Plans, a written summary of the key terms of such Plan; (ii) the most recent summary plan description and any summaries of material modification; (iii) the latest determination or opinion letter from the Internal Revenue Service; (iv) the three most recently filed Forms 5500 and the three most recent compliance testing results; (v) all trusts, insurance policies and other funding documents; and (vi) any material notices, letters or other correspondence from the Internal Revenue Services, the Department of Labor, or any similar Governmental Body regarding the operation and administration of the Plans.

(c)            With respect to the Plans, all required contributions, distributions and payments due on behalf of any current or former employee, independent contractor, consultant, or other service provider, that are due before the Closing Date have been or will be made or timely properly accrued on the books and records of Seller or the Relevant Entity, as applicable.

(d)            None of the Plans are subject to Title IV of ERISA, including any multiemployer plan, nor provide for medical or life insurance benefits to retired or former employees, officers, directors or other individual service providers of any Relevant Entity (other than as required under Code Section 4980B, or similar state Law). Neither Seller, nor any Relevant Entity is a participating or contributing employer in, or has any Liability under, any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of any Relevant Entity nor has any Relevant Entity incurred any withdrawal Liability with respect to any multiemployer plan or any Liability in connection with the termination or reorganization of any multiemployer plan that has not been satisfied in full; (ii) any “multiple employer plan” (as defined in Section of 413(c) of the Code or Section 210 of ERISA); or (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Relevant Entity has any unsatisfied Liability solely as a result of being treated as a single employer with any other Person for the purposes of Section 414 of the Code.

(e)            Except as set forth on Schedule 4.13(e), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, could reasonably be expected to (i) result in any payment or penalty becoming due to any current or former employee, officer, or other service provider of any Relevant Entity, (ii) increase any compensation, severance, or benefits otherwise payable under any Plan or otherwise, (iii) entitle any current or former employee, officer or other service provider of any Relevant Entity to payment, or accelerate the time of payment, funding, or vesting, or increase the amount of compensation, severance, or benefits due to any current or former employee, officer, or other service provider of the Relevant Entity under any Plan or otherwise, (iv) result in the forgiveness of any indebtedness owed to any Relevant Entity by any current or former employee, officer or other service provider of any Relevant Entity, or (v) restrict the ability of a Relevant Entity to modify or terminate any Plan. No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code and determined without regard to the exceptions set forth in Section 280G(b)(5)) has been made or will be made by Seller or any Relevant Entity, directly or indirectly, to any employee, officer, director or independent contractor in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(f)            There has been no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and, to the Company’s Knowledge, no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Plan, which, in either case, would reasonably be expected to result in material liability to the Relevant Entities.

(g)            The Relevant Entities have materially complied and are in material compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). No Relevant Company has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code.

(h)            With respect to the Plans, no Actions or other claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Relevant Entities, threatened, and there is no fact or circumstance that would reasonably be expected to give rise to any such Action or claim that could result in a material liability to the Relevant Entities.

(i)            None of the Relevant Entities is not party to, nor has any obligation under, any contract or Plan to indemnify or gross-up any Person for any Tax, including under Section 4999 of the Code and Section 409A of the Code (or any corresponding provisions of state, local or non-U.S. Tax Laws).

(j)            Each Contract, arrangement, or plan of Seller or any Relevant Entity that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. The Relevant Entities do not have any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or Section 4999 of the Code.

(k)            No Plan is sponsored, maintained, or contributed to for the benefit of any employees, independent contractors, or other service providers located outside of the United States.

4.14          Insurance.

(a)            Schedule 4.14 contains a true, correct, and complete list of each insurance policy maintained by the Relevant Entities. The Company has made available to Buyer true and correct copies of each insurance policy maintained by the Relevant Entities. Each such insurance policy is in full force and effect as of the date hereof and will continue in effect until the Closing (or if such policies are canceled or lapse prior to the Closing, renewal or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms). No Relevant Entity is in material default with respect to its obligations under any such insurance policies, no written notice or, to the Knowledge of the Company, other notice of default or termination has been received by any Relevant Entity, all premiums due have been paid, and no claims are pending, or to the Knowledge of the Company, threatened that would reasonably be expected to exceed the policy limits of any insurance policy. No Relevant Entity has received any written notice of any proposed increases in the premiums or any other adverse change in the terms of any insurance policy to take effect after the date hereof. Such insurance policies provide all coverage required by applicable Law and by any Material Contracts.

(b)            Each Licensed Personnel providing services on behalf of any Relevant Entity currently maintains and historically has maintained (during all periods that such Person provided services to or on behalf of any Relevant Entity since the Reference Date) valid professional liability insurance policies, with liability limits no less than those required by applicable Law. There are no Actions pending or, to the Knowledge of the Company, threatened against any such Licensed Personnel for which claims have been made against any such insurance policy. To the Knowledge of the Company, since the Reference Date, no Licensed Personnel providing services on behalf of any Relevant Entity has received written or, to the Knowledge of the Company, other notice from any insurance carrier denying or disputing any claim, the amount of any claim or the coverage of any claim made on any such insurance policy or similarly reserving rights in connection therewith.

4.15         Compliance with Laws.

(a)            Except as set forth on Schedule 4.15(a), each of the Relevant Entities is, and since the Reference Date has been, in material compliance with all applicable Laws. Since the Reference Date, no Relevant Entity has been cited by, fined by or otherwise received written notice or, to the Knowledge of the Company, other notice from any Governmental Body of any material failure to comply with any Laws that has not been paid or cured in full.

(b)            Schedule 4.15(b)(i) sets forth an accurate and complete listing of all material Permits held by the Relevant Entities in the conduct of their businesses (other than Permits granted by a Governmental Body for the use or occupancy of a specific location such as a certificate of occupancy or business license). The Relevant Entities have made available to Buyer true and correct copies of all such material Permits held by the Relevant Entities in the conduct of its business. Except as set forth on Schedule 4.14(b)(ii), each of the Relevant Entities holds all Permits that are necessary or required by applicable Law to own and conduct their businesses, except for such failures that would not reasonably be expected to result in a material Liability to any Relevant Entity or impair the ability of any Relevant Entity to conduct its business in the ordinary course consistent with past practice. Such material Permits are valid and in full force and effect and no Relevant Entity is or, since the Reference Date has been in violation of any term of any such Permits. No condition exists or event has occurred that, in itself or with the giving of notice or lapse of time or both, has resulted or to the Knowledge of the Company, would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any material Permit. Since the Reference Date, no Relevant Entity has received written notice or, to the Knowledge of the Company, other notice from any Governmental Body that it has taken or intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any such material Permit. Immediately after the Closing, all material Permits held by the Relevant Entities will be available for use by the applicable Relevant Entity on the same terms as they are now used.

4.16         Environmental Compliance and Conditions. Except as set forth on Schedule 4.16:

(a)            Each of the Relevant Entities is, and since the Reference Date has been, in compliance in all material respects with all applicable Environmental Laws;

(b)            The Relevant Entities have, and since the Reference Date have held, all Permits required under applicable Environmental Laws to operate at the Leased Real Property and to carry on their respective businesses as currently conducted (the “Environmental Permits”);

(c)            Since the Reference Date, or earlier to the extent unresolved, the Relevant Entities have not, received any written notice, report, Order or other information from any Governmental Body or other Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws; and

(d)            No Relevant Entity, nor any Person whose liability has been assumed or undertaken by any Relevant Entity, has disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance at any Leased Real Property, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substances, in quantities or concentrations that require investigation or remediation by the Company or would otherwise give rise to current or future material Liabilities for the Relevant Entities under Environmental Laws.

(e)            Seller and the Relevant Entities have furnished to Buyer all material environmental reports relating to the Relevant Entities’ past or current properties, facilities, or operations that are in their possession.

4.17          Affiliated Transactions. Except as set forth on Schedule 4.17, no officer, director, employee, or any direct equity holder of any Relevant Entity, or to the Knowledge of the Company any indirect equity holder of any Relevant Entity or, any Affiliates or immediate family members of any of the foregoing (each of the foregoing, a “Related Party”) (a) is a party to any Contract or transaction with any Relevant Entity (other than (i) any agreement, Contract, lease commitment or transaction that relates solely to the employment of such Person, or (ii) in the case of Seller and its Affiliates, arms-length commercial Contracts entered into in the ordinary course of business with portfolio companies of the Institutional Holders), (b) has any interest in any material property (real, personal or mixed and whether tangible or intangible), used in or pertaining to the Relevant Entities or their businesses, or (c) is the direct or indirect owner of any Equity Securities or other financial or profit interest in a Person that (i) has business dealings (whether as a customer, supplier, or otherwise) or a financial interest in any transaction with the Relevant Entities or (ii) competes with a Relevant Entity.

4.18          Employment and Labor Matters

(a)            Except as set forth on Schedule 4.18(a), (i) no Relevant Entity is a party to or bound by any Labor Agreement and no employees of any Relevant Entity are represented by any labor union, works council, or other labor organization with respect to their employment with any Relevant Entity, (ii) no Relevant Entity has experienced any actual or, to the Knowledge of the Company, threatened material labor grievance, labor arbitration, strike, walkout, lockout, work stoppage or slowdown, picketing, handbilling or other material labor dispute, or any claim or charge of unfair labor practices or other material collective bargaining dispute since the Reference Date, (iii) there are no Actions or similar matters pending or, to the Knowledge of the Company, threatened between Seller or any Relevant Entity, on the one hand, and any employees, independent contractors, or other individual, non-employee service providers, on the other hand (in each case, in their capacities as such), or that otherwise relate to any alleged violation of any Employment Laws (as hereinafter defined), and there have been no such Actions or matters since the Reference Date (iv) there are no union representation questions, union representation campaigns, or representation or certification efforts, demands or proceedings by any labor union, works council, other labor organization or group of employees of any Relevant Entity pending or, to the Knowledge of the Company, threatened, and there have been no such actions since the Reference Date, and (v) to the Knowledge of the Company, there have been no labor organizing activities with respect to any employees of any Relevant Entity since the Reference Date. There are no material labor grievances, labor arbitrations, unfair labor practice charges or claims, strikes, slowdowns, work stoppages, picketing or handbilling campaigns, lockouts or other material labor disputes that are pending or, to the Knowledge of the Company, threatened against or affecting Seller or any Relevant Entity.

(b)            Neither Seller nor any Relevant Entity has any outstanding obligation or Liability under the WARN Act. No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, of any Relevant Entity has occurred since March 1, 2020 or is currently contemplated, announced or planned, including as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19.

(c)            The Relevant Entities are, and since the Reference Date have been in material compliance with all applicable Laws regarding labor, employment and employment practices, including those relating to terms and conditions of employment, wages, hours, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), discrimination, harassment, retaliation, whistleblowing, classification of exempt and non-exempt employees and independent contractors, layoffs and plant closures (including the WARN Act), equal opportunity, disability rights or benefits, the payment and withholding of Taxes, the maintenance and handling of personnel records, COVID-19, employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and occupational health and safety (collectively, the “Employment Laws”). Since the Reference Date, each Relevant Entity: (A) has properly classified and treated each Person who has performed services for such Relevant Entity as an independent contractor, consultant, leased employee, or other non-employee service provider or as an exempt or non-exempt employee, as applicable, for all applicable purposes (including under the Fair Labor Standards Act and similar state Laws); and (B) has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees, termination pay, vacation, and other compensation that has come due and payable to its employees, independent contractors, temporary employees, and other service providers as required under applicable Law, Contract or company policy. No Relevant Entity has any Liability as a joint employer with respect to any temporary employees leased or staffed through a third-party entity.

(d)            Schedule 4.18(d) sets forth a complete list of all independent contractors and consultants that provide services to the Relevant Entities (whether in the Person’s own right or through an entity owned by the individual), including (i) the name of the individual (and their entity, if applicable), (ii) a description of the services provided, including engagement date, (iii) compensation rate, and (iv) work location.

(e)            Schedule 4.18(e) sets forth a complete list of all employees, independent contractors, consultants, and temporary employees who have executed a confidentiality, intellectual property assignment, non-competition, non-solicitation, non-disparagement agreement and/or other restrictive covenant agreement with any Relevant Entity, copies of which have been provided to Buyer. To the Knowledge of the Company, no current or former employee, independent contractor, or consultant is precluded from performing services for any Relevant Entity due to restrictive covenant obligations that are owed by such individual to a third-party and, to the Knowledge of the Company, no such individual is in breach of any restrictive covenant obligations by virtue of performing services to the Relevant Entity.

(f)            To the Knowledge of the Company, no current employee of any Relevant Entity with annualized compensation at or above $100,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(g)            The Relevant Entities have promptly and reasonably investigated all sexual harassment, or other discrimination, retaliation or allegations of which any of them is aware. With respect to each such allegation with potential merit, the Relevant Entities have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Relevant Entities do not reasonably expect any material Liability with respect to any such allegations.

4.19          No Brokers. The Relevant Entities have no Liability for any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.20	Regulatory Compliance.

(a)            Compliance with Healthcare Laws. Except as set forth in Schedule 4.20(a): (i) each Relevant Entity and such Relevant Entity’s equity holders, directors, limited liability company managers, and officers are, at all times since the Reference Date, has been, in compliance in all material respects with all Healthcare Laws applicable to it or its business, properties or assets; (ii) since the Reference Date, no Relevant Entity has received any written notice or, to the Company’s Knowledge, other notice from any Governmental Body or Third Party Payor Program or other Person that asserts any material noncompliance with any Healthcare Laws that has not been corrected; (iii) to the Company’s Knowledge, no condition or state of facts exists that would provide a valid basis for any such assertion of material noncompliance with any Healthcare Laws, and (iv) none of the Relevant Entities or such Relevant Entity’s equity holders, directors, limited liability company managers or officers, nor to the Knowledge of the Company, employees, Licensed Personnel, consultants, agents or other Persons associated with a Relevant Entity are, or since the Reference Date have been, the subject of an investigation or Action by any Governmental Body for material violation of, or failure to comply in any material respect with, any Healthcare Laws. There are no material restrictions imposed by any Governmental Body upon the business, activities or services of the Relevant Entities, other than those generally applicable to companies that provide services similar to those provided by the Relevant Entities.

(b)            Exclusions. None of the Relevant Entities, nor any of their directors, officers, members, managers, managing employees, employees, or Licensed Personnel, nor any other Person with an “ownership interest” or “indirect ownership interest” (as those terms are defined in 42 C.F.R. § 420.201) in any Relevant Entity, nor, to the Company’s Knowledge, any of their agents or subcontractors, is or since the Reference Date has been (or, to the Company’s Knowledge, has been threatened to be): (i) excluded from any Government Healthcare Program pursuant to 42 U.S.C. § 1320a-7 and its implementing regulations or engaged in any activities that are prohibited by or are cause for mandatory or permissive exclusion or civil or criminal penalties under any Healthcare Laws; (ii) “suspended” or “debarred” from selling products to the United States government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or pursuant to any other applicable Law; (iii) debarred, disqualified, suspended or excluded from participation in any Government Healthcare Program or is listed on the list of excluded parties maintained by the United States General Services Administration or the Office of the Inspector General of the United States Department of Health and Human Services, or a comparable state healthcare exclusion listing, nor is any such debarment, disqualification, suspension or exclusion threatened or pending; (iv) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Government Healthcare Program requirement or Healthcare Laws or (v) made a party to any other Action by or on behalf of any Governmental Body that may prohibit her, him or it from selling products or providing services to any governmental or other purchase pursuant to applicable Law.

(c)            Participation in Third Party Payor Programs. Schedule 4.20(c)(i) lists all National Provider Identifiers and provider numbers for each Relevant Entity that participates in any Government Healthcare Program. Each of the Relevant Entities and their Licensed Personnel that participates in any Third Party Payor Program is, and since the Reference Date, has been qualified to participate in such Third Party Payor Program and is and has been duly enrolled and certified therein, and has and has had the requisite provider and supplier numbers to bill the Third Party Payor Program in the state or states in which such entity operates. The Relevant Entities and their equity holders, directors, limited liability company managers, officers, Licensed Personnel, employees and, to the Knowledge of the Company, independent contractors are operating and, since the Reference Date have operated, in compliance in all material respects with all Government Healthcare Program statutes and regulations and all provisions of each Third Party Payor Program Contract to which it is party or by which it is bound. There is no Action pending or, to the Knowledge of the Company, threatened, which has resulted in or, to the Company’s Knowledge, would reasonably be expected to result in any revocation, suspension, termination, probation, restriction, limitation, non-renewal or other adverse modification of the participation by any Relevant Entity in any Third Party Payor Program or of any supplier or provider number, or result in any Relevant Entity’s exclusion from any Third Party Payor Program.

(d)            Reporting and Billing. The Relevant Entities have (i) timely filed all material reports and billings required to be filed with respect to each Third Party Payor Program and have billing practices that are in material compliance with all applicable Laws governing reimbursement and claims, (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing. There is no pending or, to the Knowledge of the Company, threatened appeal, adjustment, challenge, audit (including written or, to the Company’s Knowledge, other notice of an intent to audit), inquiry (excluding routine billing reconciliations and reviews in the ordinary course of business) or Action by any Third Party Payor Program with respect any Relevant Entity’s billing practices and reimbursement claims, other than those refunds, overpayments, discounts and adjustments reflected, accrued, or reserved in the Latest Balance Sheet (including as disclosed as footnotes thereto), and (iii) never since the Reference Date been audited or otherwise examined by any Third Party Payor Program other than in the ordinary course of business. All reports, billings and claims submitted by the Acquired Companies to a Third Party Payor Program since the Reference Date were submitted in material compliance with all applicable Healthcare Laws governing reimbursement and claims and the payment policies and manuals of the applicable Third Party Payor Program, were for goods actually sold and services actually performed by the billing Relevant Entity to eligible patients in accordance with the applicable Third Party Payor Program Contracts, policies, manuals and payment rates, and the Relevant Entities have sufficient documentation supporting such billings and claims. The Relevant Entities collect copayments, deductibles and other patient financial responsibilities in compliance in all material respects with applicable Healthcare Laws. The Relevant Entities have not been the subject of any Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, or other reviews or audits with respect to any Government Healthcare Program since the Reference Date.

(e)            Corporate Integrity Agreements. None of the Relevant Entities, nor any of their directors, officers, members, managers, managing employees, employees or Licensed Personnel, nor any other Person with an “ownership interest” or “indirect ownership interest” (as those terms are defined in 42 C.F.R. § 420.201) in any Relevant Entity is or, since the Reference Date, has been a party to, or bound by, any Order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Body regarding material non-compliance with Healthcare Laws. Since the Reference Date, no Relevant Entity or, and to the Knowledge of the Company, no Relevant Entity’s directors, officers, or employees, has made, with respect to the business and operations of such Person a voluntary disclosure pursuant to the OIG’s self-disclosure protocol or CMS’s Self-Referral Disclosure Protocol, or has been subject to any reporting obligations pursuant to any settlement agreement, or similar arrangement, with the OIG or any other Governmental Body

(f)            Licensed Personnel. While performing services on behalf of the Relevant Entities, the Licensed Personnel are, and at all times since the Reference Date have been, in compliance in all material respects with applicable Healthcare Laws, and hold and, at all times since the Reference Date that such Persons have been Licensed Personnel and performing services for or on behalf of any of the Relevant Entities, all Healthcare Licenses required in the performance of their respective duties for the applicable Relevant Entity and such Licensed Personnel is duly enrolled and credentialed with each Third Party Payor Program that requires such enrollment or credentialing for reimbursements or payments submitted by any Relevant Entity. Each Healthcare License held by the Licensed Personnel is in full force and effect and no suspension, revocation, termination, impairment, limitation, modification or non-renewal of any such Healthcare License is pending or, to the Knowledge of the Company, threatened.

(g)            Fraud and Abuse. None of the Relevant Entities’ independent contractors currently provides or has provided since the Reference Date, directly or indirectly, sales representative or marketing services to the Relevant Entities or, to the Company’s Knowledge, the Companies’ Referral Recipients. No Relevant Entity, nor any of their respective officers, managers, employees or Licensed Personnel, has, at any time since the Reference Date, knowingly and willfully, offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind, in violation of any applicable Healthcare Law, to or from (i) any physician, family member (as defined by the Stark Law) of a physician or an entity in which a physician or such physician family member has an ownership or investment interest, (ii) any healthcare provider, pharmacy, drug or equipment supplier, distributor, manufacturer, Third Party Payor Program or other third-party provider (in each case, including any of their respective officers, directors, or employees) or (iii) any Person (including any patient, supplier, medical staff member, Licensed Personnel, contractor, Referral Source, Referral Recipient or Third Party Payor Program), in each case of clauses (i) through (iii), in order to illegally induce business or otherwise illegally obtain business or payments.

(h)	Material Third-Party Payors and Suppliers.

(i)            Schedule 4.20(h)(i) contains a correct and complete list of the identity of the ten (10) largest Third Party Payor Programs of the Relevant Entities, as measured by actual payments received by the Relevant Entities from such payors during the twelve (12)-month period ended December 31, 2020 (each, a “Material Payor”). No Material Payor has indicated that it intends to terminate, limit or negatively alter its business relationship with the Relevant Entities or their businesses or reduce the reimbursement rates for claims submitted to such Material Payor.

(ii)            Schedule 4.20(h)(ii) contains a correct and complete list of the identity of the ten (10) largest suppliers of the Relevant Entities as measured by the Relevant Entities’ purchases of goods and services from such suppliers during the twelve (12)-month period ended December 31, 2020 (each, a “Material Supplier”). No Material Supplier has indicated that it intends to terminate, limit or negatively alter its business relationship with the Relevant Entities or their businesses.

(i)            Compliance Program. The Relevant Entities have, and since the Reference Date have maintained an effective compliance program. The Relevant Entities have provided to Buyer complete and accurate copies of all compliance program materials. Provider Relief Funds. Schedule 4.20(j) sets forth all grants and the amounts of funds received and/or requested by the Relevant Entities from the U.S. Department of Health and Human Services under the CARES Act Provider Relief Fund (the “PRF Payments”). Other than the PRF Payments that have already been received by the Relevant Entities, no Relevant Entity has applied for any additional payments from the CARES Act Provider Relief Fund. Each Relevant Entity has maintained accounting records associated with the PRF Payments in material compliance with the Relief Fund Payment Terms and Conditions and related guidance available as of the date hereof. Each Relevant Entity utilized all such PRF Payments pursuant to the Public Health and Social Services Emergency Fund in material compliance with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions. Other than the PRF Payments, no Relevant Entity has applied for or received any loan, exclusion, forgiveness or other item under the CARES Act or otherwise in connection with the Coronavirus Pandemic, including any “Payment Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan. Undisclosed Liabilities. There is no Liability, debt or obligation or claim against any Relevant Entity, except for Liabilities and obligations (a) reflected, accrued, and reserved for in the Latest Balance Sheet (including as disclosed in the footnotes thereto), (b) that have arisen after the date of the Latest Balance Sheet in the ordinary course of business of the Relevant Entities (which Liabilities are not material, individually or in the aggregate, and none of which is a Liability for breach of Contract, tort, or infringement or an Action or an environmental Liability), (c) would not have a Material Adverse Effect, (d) that are Seller Transaction Expenses, or (e) that are set forth on Schedule 4.21.

4.22          No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER RELEVANT ENTITY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY, ON BEHALF OF ITSELF AND EACH RELEVANT ENTITY, HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, ITS SUBJECT MATTER, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER WILL ACQUIRE THE INTERESTS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED BY SELLER IN ARTICLE III OR THE COMPANY IN ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Seller that the representations and warranties contained in this Article V are true and correct as of the date hereof and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case, as of such earlier date)), as follows:

5.1            Organization and Power. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the state of its organization, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.2            Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer, and no other proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which Buyer is now a party. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.3            No Breach. Except as set forth on Schedule 5.03, the execution, delivery and performance of this Agreement or any Transaction Document to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby and thereby do not (a) violate any provision of the Organizational Documents of Buyer, (b) conflict with or result in any breach of any Law, statute, rule or regulation or Order, judgment or decree to which Buyer is subject, or require any authorization, filing, consent, approval, exemption or other action by or written notice to any Governmental Body, in each case other than as required under the HSR Act, (c) violate, result in a breach of, or constitute a default under, give rise to any right of termination, cancelation, acceleration under loss of any benefit under, or require the consent of or any notice to any third party that has not been obtained, whether under any Contract, license, Permit, or other agreement, instrument, or commitment to which Buyer is bound, or (d) result in the creation or imposition of a Lien on assets or property of Buyer.

5.4            Litigation. There are no material Actions pending or, to Buyer’s knowledge, threatened in writing against or involving Buyer, at Law or in equity, or before or by any Governmental Body, which would reasonably be expected to materially affect the legality, validity or enforceability of, or adversely affect Buyer’s performance under, this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

5.5            No Brokers. Except as set forth on Schedule 5.05, there are no claims for brokerage commissions, finders’ fees or similar compensation payable by Buyer in connection with the transactions contemplated by this Agreement.

5.6            Investment Representation. Buyer is acquiring the Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution (as such term is used in Section 2(a)(11) of the Securities Act) of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Interests. Buyer acknowledges that the Interests have not been registered under the Securities Act, or any state or foreign securities laws and that the Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities laws.

5.7            Financing.

(a)            Buyer has delivered to Seller a true, accurate and complete copy of a fully executed Equity Commitment Letter, relating to the Equity Financing for the purposes of funding the transactions contemplated hereby.

(b)            Buyer has delivered to Seller true, accurate and complete copies of fully executed debt commitment letters dated the date hereof, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof attached hereto as Exhibit E (collectively, the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the lenders named therein (the “Lenders”), relating to the commitments of the Lenders, upon the respective terms and subject to the respective conditions set forth therein, to lend to Buyer the respective amounts set forth therein (collectively, the “Debt Financing” and, together with the Equity Financing, the “Financings”) for the purpose of funding the transactions contemplated hereby (the “Required Amount”).

(c)            Buyer has delivered to Seller a true, accurate and complete copy of a fully executed guaranty, of the Equity Investor in favor of Seller for the purpose of guaranteeing the obligations of the Buyer to pay the Termination Fee on the terms and conditions set forth in Section 8.01(f) of this Agreement, in each case upon the terms and subject to the conditions set forth therein. The Guaranty is in full force and effect and is a legal, valid, binding and enforceable obligation of the Equity Investor except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

5.8           Solvency. Buyer is not entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer, Seller or the Company. Buyer is currently Solvent and, assuming the accuracy of the representations and warranties of the Company and Seller set forth herein, upon consummation of the transaction contemplated hereby, Buyer and the Relevant Entities will remain Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular time, that at such time (i) the sum of the assets of such Person will exceed its debts, (ii) such Person has not incurred debts beyond its ability to pay such debts as such debts mature, and (iii) such Person has sufficient capital with which to conduct its business.

5.9           No Other Information.

(a)            Buyer acknowledges and agrees that, (i) except for the representations and warranties contained in Article III and Article IV of this Agreement, as qualified by the Disclosure Schedules, none of Seller, the Relevant Entities, or any other Person on behalf of Seller or the Relevant Entities makes any express or implied representation or warranty with respect to Seller or any Relevant Entity or with respect to any other information provided to Buyer or its representatives in connection with the transactions contemplated hereby, and (ii) none of Seller, the Relevant Entities, or any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or its representatives, or Buyer’s use of, or reliance on, any such information, including any information, documents, projections, forecasts or other material made available to Buyer or its representatives in an electronic “dataroom,” management presentations, or offering memoranda in expectation of the transactions contemplated hereby, unless and to the extent any such information is covered by a representation or warranty contained in Article III or Article IV of this Agreement.

(b)            Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the business and affairs of the Relevant Entities with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Relevant Entities and (B) the electronic dataroom maintained in connection with the transactions contemplated hereby, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, (iv) is a sophisticated purchaser, and (v) has conducted to its satisfaction an independent investigation review and analysis of the Relevant Entities, the business and the transactions contemplated hereby with the assistance of its expert advisors, including legal counsel, and has relied solely on the results of its own independent investigation and has not relied on any representation, warranty or other statement of Seller, any Relevant Entity, or by any Person on behalf of Seller or any Relevant Entity other than the representations and warranties of Seller or the Company expressly contained in Article III and Article IV of this Agreement and that all other representations and warranties are expressly and specifically disclaimed.

ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS OF THE PARTIES

6.1            Conduct of the Business.

(a)            From the date hereof until the earlier of (x) the Closing Date and (y) the valid termination of this Agreement pursuant to Section 8.01 (such period, the “Interim Period”), except as set forth on Schedule 6.01, consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), reasonably required directly in connection with COVID-19 or the Coronavirus Pandemic , or as contemplated or required by this Agreement or the transactions contemplated hereby, the Company will use its commercially reasonable efforts to: (i) conduct its business in the ordinary course of business; and (ii) preserve its present commercial relationships, in all material respects, with its vendors and other Persons with whom the Relevant Entities have similar relationships, and to preserve the present operations, organization and goodwill of each of the foregoing; provided that the foregoing notwithstanding, the Relevant Entities may use all available cash to pay any Seller Transaction Expenses or Indebtedness, for distributions or dividends, or for any other purpose prior to the Closing Effective Time.

(b)            During the Interim Period, except as otherwise set forth on Schedule 6.01, consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), reasonably required in connection with COVID-19 or the Coronavirus Pandemic, or as contemplated or required by this Agreement or the transactions contemplated hereby, the Company will not take any action that, if taken prior to the date hereof, would be required to be disclosed pursuant to Section 4.06; provided that the foregoing notwithstanding, the Relevant Entities may use all available cash to pay any Seller Transaction Expenses or Indebtedness, for distributions or dividends, or for any other purpose prior to the Closing Effective Time.

(c)            From the Closing Effective Time until the Closing, the Company agrees not to and shall cause the Relevant Entities not to (i) withdraw, remove or otherwise make any payments to third parties of Cash, other than in the ordinary course of business consistent with past practice of the Company and the Relevant Entities, and (ii) enter into any Contracts obligating the Company or the Relevant Entities to take any of the actions described in the foregoing clause (i).

(d)            During the Interim Period, Seller shall, and shall cause the Acquired Companies to, take any actions necessary to ensure that any employee of a Managed Practice, as of the date hereof, becomes an employee of an Acquired Company on or before December 31, 2021.

(e)            Prior to the Closing Date, Seller shall transfer all of its equity interests in each of Border Therapy Services, LLC, a Texas limited liability company (“Border”) and Lorenz Management, LLC, a Michigan limited liability company (“Lorenz”) to Agility Health Rehabilitation, LLC, a Michigan limited liability company (“Agility”) such that, at the Closing, each of Border and Lorenz is a wholly owned Subsidiary of Agility (the “Pre- Closing Restructuring”).

6.2            Conditions. During the Interim Period, the Company and Seller will use commercially reasonable efforts to take or cause to be taken all actions to do or cause to be done and assist and cooperate with the Buyer in doing all things reasonably necessary, proper, or advisable, to consummate the transactions contemplated hereby as soon as reasonably possible after the satisfaction of the conditions set forth in Sections 2.01, 2.02 and 2.03 (other than those to be satisfied at the Closing).

6.3            Consents and Notices. During the Interim Period, the Company and Seller shall, and shall cause the applicable Relevant Entity to, give notices to the applicable third parties and will use commercially reasonable efforts (which shall not include the payment of a consent or similar fee) to cause the applicable Relevant Entity to obtain any applicable third party consents requested by Buyer that are required of such Relevant Entity in connection with the transactions contemplated herein.

6.4            Access to Information. Unless this Agreement is terminated in accordance with Article VIII and unless prohibited by Law, the Company shall permit Buyer and its representatives access, upon reasonable prior written notice to the Company and during normal business hours throughout the Interim Period, to the properties, books and records of the Relevant Entities (except as restricted by any applicable confidentiality obligations of Seller and/or the Relevant Entities entered into prior to the date hereof) under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Relevant Entities. Any access under this Section 6.04 shall be subject to such reasonable additional limitations as the Relevant Entities may reasonably require to prevent disclosure of the transactions contemplated hereby and/or the material disruption of the business of the Relevant Entities. Notwithstanding anything to the contrary in this Agreement, Seller and the Relevant Entities shall not be required to disclose any information to Buyer or its representatives if such disclosure would, in Seller’s reasonable judgment: (a) cause significant competitive harm to the Relevant Entities or their business if the transactions contemplated hereby are not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any Law or Order of any Governmental Body, fiduciary duty or contract.

6.5	Financing.

(a)            Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable (in its reasonable judgement) to arrange and consummate the Debt Financing at the Closing on the terms and conditions set forth in the Debt Commitment Letters, including using reasonable best efforts to: (i) comply with and maintain the Debt Commitment Letters in effect; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on conditions described in the Debt Commitment Letters or on conditions no less favorable (taken as a whole) to Buyer (in the reasonable judgment of the Buyer); (iii) comply with and perform the obligations applicable to it pursuant to such Debt Commitment Letters; (iv) to the extent the conditions in Article II have been satisfied or waived, consummate the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters; and (v) satisfy (or obtain wavier thereof) on a timely basis all conditions applicable to it to obtain the Debt Financing that are within its control. If any portion of the Debt Financing expires or terminates or otherwise becomes unavailable, Buyer shall use reasonable best efforts to arrange for and obtain as promptly as reasonably practicable following the occurrence of any such event alternative debt financing (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder on terms and conditions that are not materially less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Debt Commitment Letters, it being understood that if Buyer proceeds with any Alternative Financing, Buyer shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. Nothing contained in this Section 6.05 or elsewhere in this Agreement shall require, and in no event shall the “best efforts”, “commercially best efforts” or “reasonable best efforts” of the Buyer be deemed or construed to require, the Buyer to (i) seek or obtain equity financing other than the Equity Financing, (ii) pay any fees in excess of those contemplated by any Debt Commitment Letters or the fee letters associated therewith (including the “flex” terms), (iii) agree to any other terms that are materially less favorable to the Buyer or the Acquired Companies than such corresponding material terms contained in or contemplated by the Debt Commitment Letters or the fee letters associated therewith (in either case, whether to secure waiver of any conditions contained therein or otherwise), including any “flex” provision therein, or (iv) bring suit or any other type of legal action against any Lender or other financing source with respect to any obligation under the Debt Commitment Letters or the fee letters associated therewith.

(b)            Buyer shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable (in its reasonable judgment) to obtain the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter, including to: (i) maintain the Equity Commitment Letter in effect, (ii) negotiate and enter into definitive agreements with respect to the Equity Financing on conditions described in the Equity Commitment Letters or on conditions no less favorable (taken as a whole) to Buyer (in the reasonable judgment of the Buyer), (iii) comply with and perform the obligations applicable to it pursuant to such Equity Commitment Letter, (iv) to the extent the conditions in Sections 2.01 and 2.02 have been satisfied or waived, consummate the Equity Financing, including enforcing its rights under the Equity Commitment Letter and causing the Equity Investors to fund the Equity Financing at the Closing, and (v) satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control.

(c)            Buyer shall not replace, amend or waive any Commitment Letter or any provision thereof (it being agreed that any Alternative Financing complying with the provisions hereof shall not be deemed an amendment, modification, waiver or replacement) without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if such replacement, amendment or waiver would, or would reasonably be expected to, when taken together with any other amendments, modifications, or waivers: (i) delay or prevent the Closing, (ii) make the funding of any of the Financings (or satisfaction of the conditions to obtaining any of the Financings) less likely to occur, (iii) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto, the ability of Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing or the likelihood of the consummation of such transactions to be consummated at the Closing, (iv) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of any of the Financings (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount) to an amount below what is necessary to pay the Required Amount (after giving effect to other available financing), or (v) impose new conditions or adversely expand, amend or modify any of the existing conditions to the receipt of any of the Financings, or otherwise add, expand, amend or modify any other provision of the Commitment Letters, in a manner that would reasonably be expected to delay or prevent the funding of any of the Financings (or satisfaction of the conditions to any of the Financings) at the Closing. Upon any permitted amendment, supplement, modification or replacement of any Commitment Letter (including with respect to any Alternative Financing) in accordance with this Section 6.05, the term “Commitment Letters” shall mean the Commitment Letters as so amended, supplemented, modified or replaced, and references to “Financings”, “Equity Financing”, “Debt Financing” and/or “Alternative Financing” shall including the financing contemplated by the Commitment Letters as so amended, supplemented, modified or replaced.

(d)            Buyer shall provide the Seller prompt notice (i) upon becoming aware of any material breach, default, written repudiation, cancellation or termination by any party of any Commitment Letter or any termination of any Commitment Letters and (ii) upon receipt by Buyer or any of its Affiliates or Representatives of any written notice or other written communication of any such material breach, default, written repudiation, cancellation or termination. As soon as reasonably practicable, the Buyer shall provide any information reasonably requested by the Seller relating to any circumstance referred to in clause (i) or (ii) of the immediately preceding sentence. In addition, Buyer shall, upon reasonable written request of the Seller, keep the Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to finalize the Financings and provide to the Seller copies of all definitive documents related to the Financings; provided that, the fee amounts and percentages, pricing caps, market flex and other commercially sensitive terms in a copy of any fee letter delivered pursuant hereto may be redacted.

6.6            Financing Cooperation.

(a)            Prior to the Closing, the Seller, the Company and the Relevant Entities shall, and shall use reasonable best efforts to cause the appropriate officers and employees of the Company and the Relevant Entities to provide reasonable cooperation as is reasonably requested by Buyer, at Buyer’s sole cost and expense, upon reasonable prior notice in connection with the Debt Financing, including (without limitation): (i) participating in a reasonable number of meetings (including customary one-on-one meetings between the Lenders and/or rating agencies and appropriate senior management of the Company or the Relevant Entities), presentations, due diligence sessions, and other marketing efforts, so long as any such meetings, presentations or sessions may be attended virtually, (ii) reasonably assisting Buyer in the preparation and execution (subject, other than with respect to customary authorization letters, to the occurrence of the Closing) of management representation letters and other materials reasonably and customarily requested and delivering any possessory collateral within its possession to the Lenders (subject to the occurrence of the Closing); (ii) providing reasonably promptly to Buyer and its financing sources such financial and other information regarding the Company or any Relevant Entity as is reasonably requested in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations and similar documents required in connection with the Debt Financing; (iii) reasonably cooperating in satisfying the conditions precedent set forth in any definitive documentation relating the Debt Financing;(iv) taking all reasonably requested formal corporate actions, subject to the occurrence of the Closing; and (v) delivering to Buyer at least three (3) Business Days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Lenders at least five (5) Business Days prior to the Closing Date about the Company or any Relevant Entity required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; and (vii) (1) delivering to Buyer and the Lenders the historical financial statements regarding the Acquired Companies identified in the Debt Commitment Letters and (2) reasonably assisting Buyer in its preparation of the pro forma financial statements.

(b)            Notwithstanding anything to the contrary in this Agreement, none of the Seller or its Affiliates or any Acquired Company or any of their respective officers, directors or employees shall be required to (i) pay any commitment or other similar fee prior to the Closing, (ii) approve any document or other matter related to the financing or incur any liability of any kind (or cause their Representatives to incur any liability of any kind) prior to the Closing, (iii) enter into any agreement or commitment in connection with the Debt Financing (or any Alternative Financing) which would be effective prior to the Closing or provide any certification or opinion of any Acquired Company which would be effective prior to the Closing, (iv) provide any resolution, certificate, consent, comfort letter or opinion, other than customary authorization letters, (v) provide access to or disclose any information to Buyer or its Representatives to the extent such disclosure would jeopardize the attorney-client privilege or attorney work product protections or violate any applicable Law or Material Contract, or (vi) take any action that could (A) unreasonably interfere with the day-to-day operations of such Person, (B) cause any representation, warranty, covenant or agreement in this Agreement or any Transaction Document to be breached, (C) cause any director, manager, officer or employee of Seller, its Affiliates or any Acquired Company to incur any personal liability, (D) conflict with the Organizational Documents of the Company or any Relevant Entity or any Law, (E) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any material Contract, (F) change any fiscal period, or (G) authorize any corporate action prior to the Closing (it being agreed that directors and officers of the Acquired Companies may sign resolutions or consents that do not become effective until the Closing to the extent that they shall remain directors and/or officers after giving effect to the Closing).

(c)            The Seller, on behalf of the Company and the Relevant Entities, hereby consents to the use of the Relevant Entities’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any Relevant Entity or the Reputation or goodwill of the Company or any Relevant Entity and their marks.

(d)            The Seller and the Seller’s Representative, on behalf of itself and its respective equity holders, Affiliates, directors, managers, officers, employees, agents and representatives, each hereby (x) waives any rights or claims against any Lender in connection with this Agreement or any agreements to which any Lender has loaned or committed to loan any money or extended any financing to Buyer or any of its Affiliates (collectively, the “Loan Documents”) or any of the transactions contemplated hereby or thereby, whether at law or in equity, in contract or in tort or otherwise, and agree not to commence any claim, action, suit or other legal proceeding against any Lender in connection with this Agreement, the Loan Documents or the transactions contemplated hereby or thereby, and (y) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any claim, action, suit or other legal proceeding against any Lender in connection with this Agreement, the Loan Documents or the transactions contemplated hereby or thereby. In furtherance and not in limitation of the foregoing waiver, the Parties hereby agree that no Lender shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines, penalties or interest to the Seller and the Seller’s Representative (or any of their respective equity holders, Affiliates, directors, managers, officers, employees, agents or representatives) in connection with this Agreement, the Loan Documents or any transaction contemplated hereby or thereby.

ARTICLE VII

ADDITIONAL COVENANTS OF BUYER

7.1            Access to Books and Records. For a period of seven (7) years after the Closing, Buyer will cause the Relevant Entities to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable prior written notice, to the personnel, books and records of the Relevant Entities with respect to periods or occurrences prior to or on the Closing Date, but only to the extent relating to (a) the preparation and filing of any Tax return or the defense of any Tax claim or assessment or (b) any Action involving Seller or the Acquired Companies (other than such Actions relating to the transactions contemplated hereby). For a period of seven (7) years after the Closing, Buyer will not, and will not permit any Relevant Entity to, destroy, alter or otherwise dispose of any books and records of any Relevant Entity, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to Seller such books and records or such portions thereof and giving Seller a reasonable amount of time to accept such offer.

7.2            Director and Officer Liability and Indemnification.

(a)            For a period of six (6) years after the Closing, the Organizational Documents of the Relevant Entities shall contain provisions no less favorable than those existing as of the date hereof with respect to the exculpation, indemnification or advancement of expenses of any current and former officers, directors, managers or direct or indirect equity holders of any Relevant Entity (each, a “D&O Indemnified Person”) (unless required by Law), it being the intent of the Parties that the D&O Indemnified Persons will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law; provided, that D&O Indemnified Persons shall not include the D&O Indemnity Excluded Persons.

(b)            Buyer will, or will cause the Relevant Entities to, at Buyer’s expense, at the Closing, obtain and fully pay for, and following the Closing maintain in effect, irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries (with respect to matters existing or occurring at or prior to the Closing) with a coverage period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Relevant Entities’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope of coverage at least as favorable as the Relevant Entities’ existing policies (the “Tail Policy”); provided, however, that Buyer shall not be obligated to pay for the excess, if any, of the cost of such Tail Policy and $165,000 (the “D&O Premium Cap”); provided, further, that, to the extent Buyer is unable to procure a Tail Policy at a price below the D&O Premium Cap, Buyer shall not be obligated to obtain such Tail Policy unless Seller pays for the cost thereof in excess of the D&O Premium Cap. Buyer will not, and will cause the Relevant Entities not to, cancel or change such insurance policies in any respect. Buyer will make available to Seller and any D&O Indemnified Person, upon request, proof of compliance with this Section 7.02(b).

(c)            Buyer hereby acknowledges (on behalf of itself and its Affiliates, including the Relevant Entities from and after the Closing) that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by current direct or indirect equity holders, members or other Affiliates of Seller or its respective direct or indirect equity holders (“Indemnitee Affiliates”) separate from the obligations of Buyer, the Relevant Entities hereunder. The Parties agree that, from and after the Closing, (i) Buyer and the Relevant Entities are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Persons are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by the D&O Indemnified Persons are secondary), (ii) Buyer and the Relevant Entities will be required to advance the full amount of expenses incurred by the D&O Indemnified Persons and will be liable for the full amount of all fees, costs, expenses, judgments, penalties, interest, fines and amounts paid in settlement to the extent legally permitted, without regard to any rights the D&O Indemnified Persons may have against any Indemnitee Affiliate, and (iii) the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)            In the event that all or substantially all of the equity or assets of any Relevant Entity are sold, or any Relevant Entity merges or otherwise combines with another Person, in each case whether in one transaction or a series of transactions, then Buyer and the Relevant Entity will, in each such case, ensure that the successors and assigns of the Relevant Entity, as applicable, assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02(d) will apply to all of the successors and assigns of the Relevant Entities.

(e)            Notwithstanding anything to the contrary, no D&O Indemnified Person shall have rights with respect to advancement, indemnification, contribution or other recovery of any kind from the Buyer, the Company or any Relevant Entity for any matter which (i) is a claim in connection with or arising under this Agreement or (ii) such D&O Indemnified Person has committed fraud with respect to the representations and warranties contained in this Agreement (including, without limitation, the costs and expenses of defending any claims with respect to such matter).

(f)	Regulatory Filings.

(i)            Buyer will, within five (5) Business Days after the date hereof, make or cause to be made all filings and submissions under any Laws or regulations applicable to Buyer and its Affiliates, including under the HSR Act (if applicable), for the consummation of the transactions contemplated hereby and, at Seller’s request, include in each such filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under applicable laws or regulations. Buyer will pay all fees associated with all filings and submissions referred to in this Section 7.02(f).

(ii)            Buyer will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. Without limiting any other provision hereof, in furtherance of the foregoing, Buyer agrees (on behalf of itself and each of its Affiliates) to use its reasonable best efforts to take or cause to be taken any and all actions reasonably necessary, proper or advisable to avoid, eliminate and resolve any and all impediments under the HSR Act or trade regulation Law that may be asserted by any Governmental Body (including the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice or state attorney general) or any other Person with respect to the transactions contemplated by this Agreement so as to enable the consummation of the transactions contemplated by this Agreement to occur as expeditiously as possible (and in any event no later than the End Date (as hereinafter defined)) and to obtain all consents, approvals and waivers under the HSR Act and other trade regulation Laws that may be required by any Governmental Body, including any such actions necessary, proper or advisable to avoid the entry of, or to have vacated or terminated, any decree, decision, Order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, on or before the End Date, including by contesting, administratively or in court, any ruling, Order, or other action of any Governmental Body or any other Person respecting the transactions contemplated by this Agreement; provided, however, Buyer’s shall have no obligation to make or consent to any divestiture.

(iii)            Except as specifically required by this Agreement, during the Interim Period, Buyer will not take any action, or refrain from taking any action, that would reasonably be expected to delay or impede the obtaining of clearance or the expiration of the required waiting periods under the HSR Act or any other trade regulation Laws or the obtaining of any consents from any applicable Governmental Body. Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets at any time during the Interim Period, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, any Permits or other approvals of any Governmental Body necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Body entering an Order prohibiting the consummation of the transactions contemplated hereby, (C) increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) delay or prevent the consummation of the transactions contemplated hereby.

(iv)            Buyer will keep the Company reasonably apprised of the status of all filings and submissions referred to in this Section 7.02(f), including promptly furnishing the Company with copies of notices or other communications received by Buyer in connection therewith to the extent not prohibited by applicable law; provided that Buyer may designate any competitively sensitive materials provided under this Section 7.02(f) as for the review of the Company’s legal counsel only, in which case such materials shall only be given to the Company’s legal counsel and shall not be disclosed to any Affiliates, employees, officers or directors of the Company or Seller without Buyer’s prior written consent. Buyer will provide the Company with copies of draft filings or submissions to any Governmental Body referred to in Section 7.02(f), with the exception of HSR filings, and allow time for Company to provide comment prior to submission. Buyer will not permit any of its officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the Company in advance and, to the extent permitted by such Governmental Body, gives the Company the opportunity to attend and participate thereat.

7.3            Conditions. During the Interim Period, Buyer will use commercially reasonable efforts to take or cause to be taken all actions to do or cause to be done and assist and cooperate with the other Parties in doing all things reasonably necessary, proper, or advisable, to consummate the transactions contemplated hereby as soon as reasonably possible after the satisfaction of the conditions set forth in Sections 2.01, 2.02 and 2.03 (other than those to be satisfied at the Closing).

7.4            Contact with Clients and Other Business Relations Prior to the Closing, except as otherwise expressly authorized pursuant to the terms of this Agreement, Buyer will not contact and/or communicate with the employees, clients, suppliers, payors or other business relations of the Relevant Entities with respect to the Company, the Relevant Entities or the transactions contemplated hereby, without prior consultation with and written approval of the Seller’s Representative (which approval shall not be unreasonably withheld, conditioned, or delayed); provided that the foregoing shall not prohibit Buyer from contacting, in the ordinary course of business, any client of the Relevant Entities, in each case, not in connection with the transactions contemplated by this Agreement.

7.5            Payment of Indebtedness and Seller Transaction Expenses Buyer will repay, or cause to be repaid, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness identified on Schedule 2.02(c)(iii) and the Seller Transaction Expenses, to the account(s) designated by each Person to whom such amounts are to be paid.

7.6	Employee Matters

(a)            For at least one (1) year following the Closing Date (or until the date of termination of the relevant employee, if earlier), Buyer shall, or shall cause its Subsidiaries to, provide to the employees of any Relevant Entity, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence, who are employed by a Relevant Entity immediately prior to the Closing and who continue to be so employed immediately following the Closing (“Company Employees”) with (i) at least the same level of base salary or hourly wage rate, as the case may be, that was provided to such Company Employee immediately prior to the Closing, (ii) target annual cash performance bonus opportunities (but not change in control, severance, deferred compensation, retention, long-term incentive compensation, or equity or equity-based incentive opportunities) that are not materially less than the target annual cash performance bonus opportunities (but not change in control, severance, deferred compensation, retention, long-term incentive compensation, or equity or equity-based incentive opportunities) in effect with respect to the Company Employee immediately prior to the Closing, (iii) severance pay to Company Employees who incur a “qualifying termination” at any time during the one (1) year period following the Closing at levels that are not materially less favorable in the aggregate than the levels of such severance pay as in effect under the applicable Plans immediately prior to the Closing (where, for such purpose, “qualifying termination” shall mean any termination of employment that would have resulted in severance pay under such Plan if such termination has occurred immediately prior to the Closing) and (iv) other employee benefits (other than any equity or equity- based, defined benefit pension, post-termination welfare, change in control, severance, deferred compensation, retention, long-term incentive compensation, or equity or equity- based incentive opportunities) that are substantially comparable in the aggregate to those provided to such Company Employees immediately prior to the Closing.

(b)            For at least one (1) year following the Closing Date (or until the date of termination of the relevant employee, if earlier), Buyer shall, or shall cause its Affiliates to, honor all vacation, sick pay and other paid time off for Company Employees accrued but unused as of the Closing Date, on terms and conditions consistent with the terms and conditions in effect immediately prior to the Closing Date.

(c)            Buyer shall use commercially reasonable efforts to credit periods of employment with the Relevant Entities and any of their respective predecessors for purposes of determining eligibility, vesting, and (solely for paid time off and severance) level of benefits for the Company Employee under all employee benefit plans, programs, policies or arrangements of Buyer or its Subsidiaries in which such Company Employee is eligible to participate on or following the Closing Date (other than any defined benefit pension, post-termination welfare, change in control, deferred compensation, retention, equity or equity-based incentive opportunities) (each, a “Buyer Benefit Plan”), in each case, to the same extent such service was recognized under a comparable Plan for the same purpose prior to the Closing; provided, however, that no such crediting of service shall result in duplication of benefits or compensation for the same period of service.

(d)            With respect to each Buyer Benefit Plan that is a group health plan that in the plan year in which the Closing occurs replaces coverage under a comparable Plan in which the Company Employee participated immediately prior to the Closing Date, Buyer shall, or shall cause its Subsidiaries to use commercially reasonable efforts to (i) waive all preexisting condition exclusions, evidence of insurability or good health, waiting periods, actively-at-work exclusions or other limitations with respect to participation and coverage requirements applicable to the Company Employee to the extent waived or satisfied under the comparable Plan in which such Company Employee participated immediately prior to the Closing Date, and (ii) credit the Company Employee for any applicable amounts paid or eligible expenses incurred (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) by such Company Employee (and any covered spouses, dependents or beneficiaries) under the terms of the Plan toward satisfying any applicable deductible, co-payment, coinsurance, maximum out-of-pocket requirements and like adjustments or limitations under the applicable Buyer Benefit Plan that replaces such Company Employee for the plan year in which the Closing Date occurs.

(e)            Nothing contained in this Section 7.06 or any other provision of this Agreement, expressed or implied, shall give any Person, other than the Parties any rights or remedies of any nature whatsoever, including but not limited to any right to employment or service or continued employment or service for any period or any particular term or condition of employment or service with the Company or Buyer or any of its Affiliates, under or by reason of this Section 7.06 and no provision of this Section 7.06 shall create any third party beneficiary rights in any other Person, including any current or former employee, director, consultant or other individual service provider of the Company, to enforce the provisions of this Section 7.06 or any other matter related thereto or shall be construed to establish, amend or modify any Plan or any compensation or benefit plan, program, policy or arrangement or to limit the ability of Buyer or any of its Affiliates (including following the Closing the Company to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, contract or arrangement. Nothing in this Section 7.06 shall be construed to limit the ability of Buyer or any of its Affiliates (including following the Closing the Company) to terminate the employment or service of any Person at any time and for any or no reason.

ARTICLE VIII

TERMINATION

8.1           Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Buyer and Seller;

(b)          by Buyer, by giving written notice to Seller, if there has been a material violation or breach by the Company or Seller of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 2.02(a) or Section 2.02(b) and such violation or breach has not been waived by Buyer or, in the case of a covenant or agreement breach, cured by the Company or Seller, as applicable, by the earlier of (x) thirty (30) days following Buyer’s written notice to the Company and Seller of such breach and (y) the End Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(b) if Buyer is then in material breach of any of its covenants, obligations, representations or warranties set forth in this Agreement such that a condition to the obligations of Seller and the Company at the Closing set forth in Section 2.03(a) or Section 2.03(b) would not be satisfied;

(c)          by Seller, by giving written notice to Buyer, if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company and Seller at the Closing set forth in Section 2.03(a) or Section 2.03(b) and such violation or breach has not been waived by Seller or, in the case of a covenant or agreement breach, cured by Buyer by the earlier of (x) thirty (30) days following Seller’s written notice to Buyer of such breach and (y) the End Date; provided (A) the failure to deliver the full consideration payable pursuant to Article I under this Agreement at the Closing as required hereunder (each of which shall be deemed a Willful Breach by Buyer) will be subject to cure hereunder and (B) that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if the Company or Seller is then in material breach of any of its covenants, obligations, representations or warranties set forth in this Agreement such that a condition to the obligations of Buyer at the Closing set forth in Section 2.02(a) or Section 2.02(b) would not be satisfied;

(d)          by either Buyer or Seller if the transactions contemplated hereby have not been consummated by 5:00 p.m. central time on January 31, 2022 (the “End Date”); provided that if on the End Date the conditions to Closing set forth in Section 2.01(a) or 2.01(b) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the conditions to Closing set forth in such section, then Seller shall have the right to extend the End Date an additional fifteen (15) days by notifying Buyer in writing of such election before the End Date; provided further that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.01(d) if the failure to consummate the Closing results primarily from such Person’s Willful Breach (or, in the case of the Seller, a Willful Breach by the Company) of any representation, warranty, covenant or agreement contained in this Agreement;

(e)          by either Buyer or Seller, effective upon written notice to the other party, if there shall be in effect a final, non-appealable Order or Law of a Governmental Body of competent jurisdiction permanently enjoining, restraining, preventing, or prohibiting the consummation of the transactions contemplated hereby, or making the consummation of the Closing illegal; or

(f)           by the Seller if (A) the conditions in Sections 2.01 and 2.02 have been satisfied or have been waived (other than those conditions that by their nature only can be satisfied by actions taken at the Closing provided, that each such condition is then capable of and would be satisfied assuming a Closing would occur at such time), (B) the Company and the Seller have satisfied all of their obligations under Section 6.06 and shall not have caused the failure of the condition set forth in Section 2.02(d), and (C) the Company has delivered to Buyer, at least two (2) Business Days prior to such termination, a certificate irrevocably certifying that it is ready, willing and able to consummate the Closing on the date required by Section 1.03 and stands so ready, willing and able at the time of termination.

8.2	Effect of Termination.

(a)            In the event of the termination of this Agreement by either Buyer or Seller as provided in Section 8.01, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.02 and Article XII (solely applicable to those obligations that survive termination)), and the definitions related thereto that will survive the termination of this Agreement in accordance with their terms; provided, however, that the Confidentiality and Non-Disclosure Agreement, dated July 5, 2021, between Beecken Petty O’Keefe & Company, LLC and Alliance Physical Therapy Partners, LLC (the “Confidentiality Agreement”) will survive the termination of this Agreement in accordance with its terms); provided, however, that nothing herein shall relieve Seller or the Company from Liability for losses incurred by the other Parties resulting from Seller’s and/or the Company’s Willful Breach of this Agreement.

(b)            In the event that this Agreement is validly terminated by Seller pursuant to Section 8.01(f) solely because the Lenders (including in connection with any Alternative Financing) are unwilling or unable to consummate the Debt Financing or Alternative Financing (as applicable), then Buyer shall pay, or cause to be paid, to the Seller a termination fee in an aggregate amount equal to 5% of the Enterprise Value (the “Termination Fee”), without offset or deduction of any kind, within five (5) Business Days following such termination by wire transfer of immediately available funds to accounts specified by the Company in writing to Buyer. Solely for purposes of establishing the basis for the amount thereof, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration (including the fact that the Seller would not be entitled to receive the Final Purchase Price and would suffer other losses of an incalculable nature and amount).

(c)            In the event of a valid termination of this Agreement pursuant to Section 8.01(f), the rights, if applicable, of the Seller to receive (i) the Termination Fee and (ii) any indemnification or expense reimbursement obligations under this Agreement (collectively, the “Obligations”), including from Equity Investors pursuant to the Guaranty, if such Obligations are payable pursuant to Section 8.02(b) and are actually indefeasibly paid in full, shall be the sole and exclusive remedy of the Company, the Seller, the Relevant Entities and any of their respective, shareholders, equity holders, partners, directors, managers, officers, employees and Affiliates against Buyer, its shareholders, and any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equity holder, controlling Person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, Buyer, including the Lenders, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equity holder, controlling Person, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (the “Buyer Related Parties”) for any and all losses suffered or as a result of or arising out of this Agreement (including the failure to consummate the transactions contemplated hereby) or any Ancillary Document. Except to enforce the provisions of this Section 8.02(c) or specifically set forth herein, upon the termination of this Agreement pursuant to Section 8.01(f) and, if payable pursuant to Section 8.02(b), payment in full of the Obligations, neither the Company, the Seller, nor any of their respective Affiliates shall be entitled to bring or maintain any other claim action or proceeding against Buyer and/or any of the Buyer Related Parties arising out of or in connection with any of the transactions contemplated by this Agreement.

ARTICLE IX

REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1            Indemnification by Seller. Subject to the terms and conditions of this Article IX, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective successors and assigns (the “Buyer Indemnitees”) from and against any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable Limitation Date, provided an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article IX prior to the end of any applicable Limitation Date) resulting from, arising out of, or caused by (i) any breach or inaccuracy of any representation or warranty made by Seller in Article III of this Agreement, (ii) any breach or inaccuracy of any representation or warranty made by Seller and the Company in Article IV of this Agreement, (iii) any breach of any covenant or agreement of Seller or the Company (prior to Closing) in this Agreement or (iv) any multiple employer welfare arrangement Losses related to the Managed Practices for the 2020 and 2021 calendar years (the “MEWA Indemnity”).

9.2            Indemnification by Buyer. Subject to the terms and conditions of this Article IX, Buyer shall indemnify and hold harmless Seller, its Affiliates, and their successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable Limitation Date, provided, that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article IX prior to the end of any applicable Limitation Date) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by the Buyer in Article V of this Agreement, or (b) any breach of any covenant or agreement of the Buyer in this Agreement.

9.3            Indemnity Escrow Fund.

(a)            At the Closing, the Buyer shall deposit, or cause to be deposited, the Indemnity Escrow Amount with the Escrow Agent pursuant to Section 1.04(e) (the aggregate amount of cash held by the Escrow Agent pursuant to this Section 9.03 and the Escrow Agreement, from time to time, the “Indemnity Escrow Fund”), which Indemnity Escrow Fund shall be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement. Subject to Section 9.04, the Indemnity Escrow Fund shall constitute partial security for the benefit of the Buyer (on behalf of itself or any other Buyer Indemnitee) with respect to any Adverse Consequences pursuant to the indemnification obligations of the Seller under this Article IX.

(b)            Within five (5) Business Days after the Non-Fundamental Limitation Date, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, release to the Seller (i) all Indemnity Escrow Funds in the Indemnity Escrow Account minus (ii) the aggregate amount for which claims for indemnification were made by Buyer against the Indemnity Escrow Funds in connection with this ARTICLE  IX prior to the Non-Fundamental Limitation Date and not yet resolved (the “Pending Claim Amount”). Furthermore, following the Non-Fundamental Limitation Date, within two (2) Business Days after final determination (in accordance with this Agreement) that all or any portion of the Pending Claim Amount is not owed to Buyer hereunder, the Escrow Agent shall, pursuant to the terms of the Escrow Agreement, release to Seller, such portion of the Pending Claim Amounts.

9.4            Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing as follows: (a) all representations and warranties of Seller or the Company other than Seller Fundamental Representations shall survive until eighteen (18) months following the Closing Date (the “Non-Fundamental Limitation Date”), (b) all Seller Fundamental Representations shall survive until thirty six (36) months following the Closing Date (the “Fundamental Limitation Date”, and the Fundamental Limitation Date and the Non- Fundamental Limitation Date, may each be referred to herein as a “Limitation Date”), provided, that any claim related to a Willful Breach or fraudulent breaches of the representations and warranties of Seller or the Company may be made at any time without limitation, (c) all representations and warranties of Buyer other than Buyer Fundamental Representations shall survive until the Non-Fundamental Limitation Date, (d) all Buyer Fundamental Representations shall survive the Closing without limitation, (e) the MEWA Indemnity shall survive until the Non- Fundamental Limitation Date and (f) the covenants and agreements of the Parties contained in this Agreement that are to be performed at or after the Closing shall survive the Closing in accordance with their respective terms for the time period contemplated for performance or, if no time period for performance is contemplated, until the one (1) year anniversary of the Closing Date.

9.6	Limitations on Indemnification by Seller.

(a)            With respect to the matters described in Section 9.01, Seller will have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of .75% of the Enterprise Value (the “Threshold Amount”), after which point (subject to the limitations set forth herein) Seller will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences in excess of the Threshold Amount; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Seller Fundamental Representations, (ii) the MEWA Indemnity or (iii) any Willful Breach or fraudulent breach of a representation or warranty.

(b)            With respect to the matters described in Section 9.01, the aggregate maximum liability of Seller shall be an amount equal to the Indemnity Escrow Amount (the “Cap”); provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to breaches of the Seller Fundamental Representations, or any Willful Breach or fraudulent breach of a representation or warranty, for which the Seller’s maximum liability will be the Enterprise Value.

(c)            With respect to the matters described in Section 9.01, the Seller’s liability with respect to such matters shall first be claimed and recovered against the Indemnity Escrow Account, to the extent such funds are available, in accordance with the terms and conditions of the Escrow Agreement; it being agreed and understood that the Indemnity Escrow Account shall be the sole source of recovery by the Buyer Indemnitees with respect to all such matters; provided, that the foregoing sole recourse limitation shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Seller Fundamental Representations, or (ii) any Willful Breach or fraudulent breach of a representation or warranty, for which the Seller’s maximum liability will be the Enterprise Value.

(d)            Buyer acknowledges and agrees that the limitation on and waivers of liability in this Section 9.05 may not be avoided or restricted by (i) seeking damages or any other relief for breach of contract, in tort, under statute, or pursuant to any other theory of liability, all of which are hereby irrevocably waived, or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a Party) for breaches of the representations, warranties, covenants or agreements contained in this Agreement; provided, that the foregoing clause (ii) shall not apply in the case of claims for fraud against any such Person.

9.7	Limitations on Indemnification by Buyer.

(a)            With respect to the matters described in Section 9.02(a), Buyer will have no liability with respect to such matters until Seller Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold Amount, after which point (subject to the limitations set forth herein) Buyer will be obligated to indemnify Seller Indemnitees from and against all Adverse Consequences in excess of such Threshold Amount; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of any Buyer Fundamental Representation or (ii) any Willful Breach or fraudulent breach of a representation or warranty.

(b)            With respect to the matters described in Section 9.02(a), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to (i) breaches of any Buyer Fundamental Representation or (ii) any Willful Breach or a fraudulent breach of a representation or warranty, in which case the aggregate maximum liability of Buyer shall be the Enterprise Value. With respect to the matters described in Section 9.02(b), the aggregate maximum liability of Buyer shall be the Enterprise Value.

9.8	Third Party Claims.

(a)            If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party may make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article IX (except to the extent such failure prejudices the defense of such proceeding).

(b)            Upon receipt of the notice described in Section 9.08(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer with respect to such Third-Party Claim (subject to any applicable limitations set forth herein), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 9.08(a)(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the Third-Party Claim.

(c)            In the event that the Indemnifying Party assumes the defense of a Third- Party Claim in accordance with Section 9.07(b) above, the Indemnified Party may retain separate counsel and participate in the defense of the Third-Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the Indemnified Party shall reasonably determine that there is a material conflict of interest between or among the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Indemnifying Party.

(d)            In the event that the Indemnifying Party fails or elects not to assume the defense of a Third-Party Claim that the Indemnifying Party had the right to assume under Section 9.07(b) above, the Indemnified Party shall have the right to undertake and control the defense of such Third-Party Claim subject to Section 9.08(a); provided, however, that in the event the Indemnifying Party fails to consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim, the Indemnifying Party shall be obligated to further indemnify the Indemnified Party for the incremental fees and expenses in excess of those related to the compromise or settlement amount incurred by the Indemnified Party.

(e)            Neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

(f)            Except as otherwise provided herein or with respect to fraud or for specific performance, Buyer, for itself and on behalf of the other Buyer Related Parties (including, after the Closing, the Relevant Entities) hereby acknowledges and covenants and agrees that, from and after the Closing, the Buyer Related Parties’ sole and exclusive remedy with respect to any and all claims arising under or relating (directly or indirectly) to this Agreement, the subject matter of this Agreement, any Exhibit or Disclosure Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered or made available in connection herewith, or the transactions contemplated hereby or thereby (the “Potential Claim Matters”), regardless of the legal theory under which any liability or obligation may be sought to be imposed, whether sounding in contract, tort, statute or otherwise, and whether at Law, in equity or otherwise, will be as set forth in this Article IX.

9.9           Determination of Indemnification Amounts. After the giving notice of any claim for indemnification, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of the arbitrator or arbitration tribunal, or court of competent jurisdiction, as applicable; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall mutually agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

9.10         Other Indemnification Matters. All indemnification payments under this Article IX will, to the extent permitted by Law, be deemed adjustments to the Final Purchase Price to the maximum extent permitted by applicable Law. Neither Buyer nor the Sellers shall take any position on any Tax Return, or before any Governmental Body, that is inconsistent with such treatment unless otherwise required by any Law. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded (other than with respect to Section 4.06) or Section 4.09(c), it being the understanding of the Parties that for purposes of determining liability under this Article IX the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

10.1            Tax Matters

(a)            Responsibility for Filing Tax Returns. The Seller’s Representative shall, at its expense, prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns due before the Closing Date and all Pass-Through Tax Returns with respect to the Relevant Entities for taxable periods ending on or prior to the Closing Date which are first due (taking into account any applicable extensions) to be filed after the Closing Date (a “Seller Return”). Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Pass-Through Tax Returns required to be filed for the Relevant Entities for a Straddle Period, (collectively the “Buyer Return”). The Seller Returns and Buyer Returns are hereinafter referred to as “Applicable Tax Returns”. At least thirty (30) days prior to the date on which such Applicable Tax Return is required to be filed (taking into consideration applicable extensions), the Party preparing such Applicable Tax Returns (the “Preparing Party”) shall provide a copy of such Applicable Tax Return to the other Party (the “Reviewing Party”) for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed); provided, however, if such Applicable Tax Return is required to be filed within ninety (90) days following the Closing Date or end of the relevant taxable period, the Preparing Party will provide a copy of such Tax Applicable Tax Return to the Reviewing Party as soon as commercially reasonable. The Reviewing Party shall provide any comments to such Applicable Tax Returns within fifteen (15) days after the delivery of such Applicable Tax Returns. In connection with the Reviewing Party’s review, the Preparing Party will provide or cause to be provided promptly to the Reviewing Party any information reasonably requested by the Reviewing Party. If the Reviewing Party submits comments to the Preparing Party within such review period, the Preparing Party shall consider in good faith and incorporate any reasonable comments from the Reviewing Party. If the Reviewing Party does not submit comments within such review period, then the Reviewing Party will be deemed to have approved such Tax Returns.

(b)            Straddle Period Allocation. To the extent permitted by law, the Relevant Entities shall adopt the interim closing of the books method for the taxable year including the Closing Date. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Relevant Entities for the portion of the Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of the Company and of any partnership or other pass through entity in which the Company holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Relevant Entities for the portion of the Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)            Transaction Tax Deductions. For all Tax purposes (including for purposes of determining the amount of income Taxes taken into account in the calculation of Indebtedness, as finally determined), any and all deductions for (i) expenses with respect to the Indebtedness being paid by or on behalf of Seller or the Acquired Companies in connection with the Closing, and (ii) all Seller Transaction Expenses being paid by or on behalf of Seller or the Relevant Entities prior to or in connection with the Closing (such deduction described in clauses (i) and (ii), the “Transaction Tax Deductions”) shall, to the extent at least “more likely than not” permitted by applicable Law to be deducted in the Pre-Closing Tax Period, be treated for income Tax purposes as having been incurred by Seller or the Acquired Companies in, and reflected as a deduction on the income Tax Returns of Seller or the Acquired Companies for, the Pre-Closing Tax Period. The Parties agree that, to the extent permitted by applicable Law, the Acquired Companies shall elect to apply the safe harbor pursuant to Revenue Procedure 2011-29, 2011-18 IRB with respect to the deduction of any Seller Transaction Expenses which constitute success-based fees and any such deductions shall be included in the calculation of Transaction Tax Deductions.

(d)            Books and Records; Cooperation. Seller, the Relevant Entities and Buyer shall reasonably cooperate, and shall cause their respective representatives to reasonably cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all audits, examinations or other disputes with Tax authorities for all Pre-Closing Tax Periods. Buyer and Seller recognize that Seller may need access, from time to time, after the Closing Date, to certain Tax records and information held by the Relevant Entities to the extent pertaining to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Relevant Entities and their Affiliates and successors to, (i) retain and maintain such Tax records and information for three (3) years and (ii) for purposes of permitting Seller to prepare any Tax Return to prepare any Tax Return in accordance with Section 10.01(a) and allow Seller (upon its request and its sole cost) to inspect, review and make copies of such Tax records and the Company’s information as Seller or its representatives may deem necessary or appropriate from time to time consistent with such purpose.

(e)            Transfer Taxes. Buyer will pay all of any real property transfer tax, stamp tax, stock transfer tax, or other similar Tax imposed on any Relevant Entity or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The party required by applicable Law will, at its own expense, file all Tax Returns and other documentation with respect to all such Transfer Taxes, and the parties agree to cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(f)            Amended Tax Returns; Tax Elections. Without the prior written consent of Seller’s Representative, which shall not be unreasonably withheld, delayed or conditioned, Buyer will not cause or permit any Relevant Entity to (i) except as required by applicable Law, file, amend or otherwise modify any Tax Return that relates in whole or in part to any Pre-Closing Tax Period (other than to file Tax Returns in accordance with Section 10.01(b)), (ii) make or change any election for, or that has retroactive effect to, any Pre- Closing Tax Period, (iii) settle, voluntarily approach, enter into voluntary disclosure agreement with, or file any ruling request with any Tax authority with respect to any Pre- Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period or (iv) extend or waive the statute of limitations with respect to any Pre-Closing Tax Period, in each case, solely to the extent such action could reasonably be expected to adversely impact the Seller or its beneficial owners.

(g)            Tax Refunds. Until the date that is three (3) years following the Closing Date, Seller shall be entitled to any Tax refunds plus any interest that are received by Buyer or any Relevant Entity that relate to any Pre-Closing Tax Period (“Tax Refunds”). Buyer will pay over to Seller any such Tax Refund (as determined pursuant to the last sentence hereof) within five (5) days after actual receipt of such Tax Refund. If requested by Seller, Buyer will cause the Relevant Entity to request a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Periods, at Seller’s expense. Seller shall not be entitled to and Buyer shall not be obligated pay over any such Tax Refund that relates to (A) the carryback of any deductions, losses, credits or other items from any Tax period (or portion thereof) beginning after the Closing Date, or (B) with respect to Taxes paid after the Closing, the amount of any Tax refunds payable to Seller under this Section 10.01(g) shall be net of (i) Taxes attributable to such refund or credit (such as federal Taxes anticipated to be incurred with respect to refunds or credits of state Taxes), (ii) reasonable third-party costs incurred after Closing in obtaining such refunds, including Tax Return preparation or filing costs, to the extent such costs are not separately paid or reimbursed by Seller, and (iii) any Taxes required to be withheld on such payment to Seller.

(h)            Tax Sharing Agreements. Seller shall cause all Tax sharing and other similar agreements of the Relevant Entities to be terminated prior to Closing such that after the Closing, none of the Relevant Entities shall be bound thereby or have any liability thereunder.

(i)             Intended Tax Treatment; Allocation of Purchase Price. The Parties agree to treat the purchase, and sale of the Interests under this Agreement for U.S. federal income Tax purposes (and applicable state and local income Tax purposes as a purchase of an undivided interests in assets of the Acquired Companies from Seller (the “Intended Tax Treatment”). For applicable income Tax purposes, the Parties shall allocate the Purchase Price, together with any assumed liabilities, costs, payments and other items required to be treated as “consideration” or sale proceeds for income Tax purposes (the “Allocable Consideration”) among the assets of the Acquired Companies in accordance with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and the methodology set forth on Exhibit F (the “Allocation Methodology”). Within ninety (90) days following the determination of Final Net Working Capital, in accordance with Section 1.02, the Buyer shall deliver to the Seller’s Representative a draft allocation schedule of the Allocable Consideration among the assets of the Acquired Companies (the “Allocation Schedule”) for Seller’s Representative’s review and comment, which Allocation Schedule shall be prepared in accordance with the Allocation Methodology. If Seller’s Representative does not provide Buyer with comments within thirty (30) days following receipt of such Allocation Schedule (the “Allocation Review Period”), Seller’s Representative shall be deemed to have accepted such Allocation Schedule as prepared by the Buyer. If Seller’s Representative raises any objection to such Allocation Schedule within such Allocation Review Period, the Parties will negotiate in good faith to resolve such objection(s). The Parties agree to file their respective Tax Returns in accordance with the Allocation Schedule and the Intended Tax Treatment. No Party shall take or permit others to take on its behalf any position (whether in connection with a Tax audit, a Tax Return, Tax proceeding, or otherwise) that is inconsistent with the Intended Tax Treatment or Allocation Schedule unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or other applicable Law.

(j)            Following the Closing, Buyer and Seller and any of their respective Affiliate shall cooperate and use commercially reasonable efforts to take such actions as are necessary or reasonably requested to cause Advent Rehabilitation, LLC (“Advent”) (i) to make a valid “push-out” election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and applicable state or local income Tax Law) to the extent such election is available with respect to any “imputed underpayment” (as defined in the Partnership Tax Audit Rules) arising in connection with any Tax audit or other proceeding related to a Pre-Closing Tax Period of Advent (and to make any similar elections under any provision of applicable state or local Law); and (ii) to make an election under Section 754 of the Code that is effective for the taxable year including the Closing Date.

10.2         Further Assurances From time to time and subject to the other terms of this Agreement, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE XI

DEFINITIONS

11.1         Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth below:

“Accounting Expert” has the meaning set forth in Section 1.02(d).

“Acquired Companies” has the meaning set forth in the Recitals. “Action” has the meaning set forth in Section 4.12.

“Adjustment Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Adjustment Escrow Amount” means $1,000,000.

“Adjustment Escrow Funds” means, as of any date of determination, the excess (if any) of the Adjustment Escrow Amount (disregarding any interest accrued on the Escrow Amount), minus the sum of all distributions and other payments to any Person from the Adjustment Escrow Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreed Accounting Principles” means the accounting methods, policies, practices, procedures, classifications, judgments, assumptions and estimation methodologies set forth on Schedule 10.01(a), in each case calculated in accordance with GAAP and applied in a manner consistent with the methods used in preparing the Latest Balance Sheet.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Consideration” has the meaning set forth in Section 10.01(i).

“Allocation Methodology” has the meaning set forth in Section 10.01(i).

“Allocation Review Period” has the meaning set forth in Section 10.01(i).

“Allocation Schedule” has the meaning set forth in Section 10.01(i).

“APTG” has the meaning set forth in the Recitals.

“Beneficiary Inducement Statute” means 42 U.S.C. § 1320a-7a(a)(5) and its respective implementing regulations.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in Chicago, Illinois, are authorized or required to be closed.

“Business Systems” means all Software, websites, applications (including mobile applications), computer hardware (whether general or special purpose), servers, electronic data processing, networks, interfaces, platforms, peripherals and computer systems, and all other information technology equipment, in each case, that are used, owned or controlled by the Relevant Entities in the conduct of their business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 7.06(b).

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.01, 5.02, 5.03(a), 5.05 and 5.08.

“Buyer Related Parties” has the meaning set forth in Section 8.02(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), as amended, (or similar provision of U.S. state or local Law) and the regulations promulgated thereunder.

“Cash” means, as of the Closing (but before taking into account the consummation of the transactions contemplated hereby), all cash (including foreign currencies), negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents, but excluding any Restricted Cash. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and outbound wires, whether foreign or domestic, to the extent there has been a reduction of accounts receivable on account thereof and in accordance with the Accounting Principles but will include checks, other wire transfers, and drafts deposited or available for deposit for the account of the Company or any Relevant Entity, whether foreign or domestic.

“CHIP” means the children’s health insurance program established under Title XXI of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Effective Time” has the meaning set forth in Section 1.03.

“Closing Statement” has the meaning set forth in Section 1.02(c).

“CMS Advance Payments” means those certain cash payments received by Relevant Entities in connection with the Medicare Accelerated and Advance Payment Program implemented by The Centers for Medicare & Medicaid Services (CMS).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.07(b).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Employees” has the meaning set forth in Section 7.06(a).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Company.

“Company’s Knowledge” or “Knowledge of the Company” means the current, actual knowledge of Jonathan Fennell, Richard Leaver, Daniel Shockley, and Tiffany Warden after reasonable inquiry.

“Company Name” has the meaning set forth in Section 12.01(b).

“Confidentiality Agreement” has the meaning set forth in Section 8.02.

“Contract” means any written or oral agreement, contract, indenture, deed of trust, note, bond, mortgage, lease, sublease, license, guarantee, commitment, Permit, loan or credit agreement, indenture, purchase order, or other agreement, instrument, concession, franchise or license, including, without limitation, employment agreements, independent contractor or consulting agreements, staffing company contracts, customer contracts and customer orders, or other legally binding arrangement or understanding.

“Coronavirus Pandemic” means, as declared by the World Health Organization on March 11, 2020, the 2020 Coronavirus Pandemic caused by COVID-19.

“Counsel” means McGuireWoods LLP.

“COVID-19” means the severe acute respiratory syndrome coronavirus (SARS- CoV-2) also known as the novel coronavirus, and the disease caused thereby, COVID-19, including any mutation or variation thereof.

“D&O Indemnified Person” has the meaning set forth in Section 7.02(a).

“D&O Indemnity Excluded Persons” means the Institutional Holders and any of their Affiliates, partners, employees, directors, officers or service providers.

“D&O Premium Cap” has the meaning set forth in Section 7.02(a).

“Data Security Requirements” means, to the extent applicable to a Relevant Entity, (a) any Laws regulating the Processing of Personal Information, including, without limitation, to the extent applicable to a Relevant Entity, HIPAA (as hereinafter defined), 42 C.F.R. Part 2, the California Consumer Privacy Act and any implementing regulations therein, the Gramm-Leach- Bliley Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws related to online privacy policies, the Telephone Consumer Protection Act, the Illinois Biometric Information Privacy Act, and all Laws related to data breach notification (collectively, the “Privacy Laws”); (b) all industry standards relating to the Processing of Protected Data that are binding upon a Relevant Entity, including, to the extent applicable to such Relevant Entity, the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time, and the related payment card brand rules; (c) all Contracts between any Relevant Entity and any Person that are applicable to the Processing of Protected Data; (d) all binding policies and procedures relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures; and (e) the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising.

“Debt Commitment Letters” has the meaning set forth in Section 5.07(b).

“Debt Financing” has the meaning set forth in Section 5.07(b).

“Disclosure Schedules” means the disclosure schedules delivered by the Parties on the date hereof.

“Disputed Items” has the meaning set forth in Section 1.02(d).

“Electronic Delivery” has the meaning set forth in Section 12.16.

“Employment Laws” has the meaning set forth in Section 4.18(c).

“End Date” has the meaning set forth in Section 8.01(d).

“Enterprise Value” means $135,000,000.

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health and safety (as it relates to Hazardous Substances), including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of, or exposure to, any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Environmental Permits” has the meaning set forth in Section 4.16(b).

“Equity Commitment Letter” has the meaning set forth in the recitals to this Agreement.

“Equity Financing” has the meaning set forth in the recitals to this Agreement.

“Equity Securities” means with respect to any Person, all (i) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (ii) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that contain requirements for the issuance of, securities described in the foregoing clauses of this definition, and (iii) other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“ERISA” has the meaning set forth in Section 4.13(a).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means an Escrow Agreement, in mutually agreeable form, to be entered into by Buyer, Seller, and the Escrow Agent.

“Escrow Amount” means the sum of the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Estimated Cash” has the meaning set forth in Section 1.02(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.02(b).

“Estimated Indebtedness” has the meaning set forth in Section 1.02(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.02(b).

“Estimated Net Working Capital Deficit” means the amount of the excess of the Net Working Capital Target over Estimated Net Working Capital, if any.

“Estimated Net Working Capital Excess” means the amount of the excess of Estimated Net Working Capital over the Net Working Capital Target, if any.

“Estimated Purchase Price” has the meaning set forth in Section 1.02(a).

“Estimated Seller Transaction Expenses” has the meaning set forth in Section 1.02(b).

“Expense Fund Amount” means $200,000.

“Federal Anti-Kickback Statute” means 42 U.S.C. § 1320a-7b(b) and its implementing regulations.

“Federal Civil Monetary Penalty Provisions” means 42 U.S.C. § 1320a-7a, 31 U.S.C. § 3801 and their respective implementing regulations.

“Federal False Claims Act” means 42 U.S.C. §§ 3729 et seq. and their implementing regulations.

“Federal Physician Self-Referral Law” means 42 U.S.C. §§ 1395nn et seq. and their implementing regulations.

“Final Cash” has the meaning set forth in Section 1.02(c).

“Final Indebtedness” has the meaning set forth in Section 1.02(c).

“Final Net Working Capital” has the meaning set forth in Section 1.02(c).

“Final Net Working Capital Deficit” means the amount of the excess of the Net Working Capital Target over Final Net Working Capital, if any.

“Final Net Working Capital Excess” means the amount of the excess of Final Net Working Capital over the Net Working Capital Target, if any.

“Final Purchase Price” means an amount equal to (i) the Enterprise Value, plus (ii) the Final Cash, minus (iii) the Final Indebtedness, minus (iv) the Final Seller Transaction Expenses, plus (v) the Final Net Working Capital Excess, if any, minus (vi) the Final Net Working Capital Deficit, if any, minus (vii) the Escrow Amount, (viii) minus the Expense Fund Amount.

“Final Seller Transaction Expenses” has the meaning set forth in Section 1.02(c).

“Financial Statements” has the meaning set forth in Section 4.05.

“Financings” has the meaning set forth in Section 4.05.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Government Healthcare Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, CHAMPUS, state CHIP programs, TriCare and all other similar or successor healthcare reimbursement programs with or for the Company’s benefit of any Governmental Body of the United States or any state, territory or locality thereof.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any materials, substances or wastes for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum products or byproducts, per- and polyfluoroalkyl substances, asbestos, polychlorinated biphenyls, noise, odor, mold, radiation or any hazardous substance as defined in CERCLA.

“Healthcare Laws” means any Law or Order relating to the regulation of the healthcare industry, healthcare providers, healthcare facilities, participation in Third Party Payor Programs, the practice of physical therapy, the practice of occupational therapy, the practice of speech therapy, institutional and professional licensure, direct or one-on-one therapy compliance requirements, the securing, administering and dispensing of devices and durable medical equipment, medical documentation, medical record retention, unprofessional conduct, fee- splitting, referrals, patient brokering, kickbacks, billing and submission of false or fraudulent claims, “out of network” billing and “surprise” medical bills, workers’ compensation, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Government Healthcare Programs, standards of care, quality assurance, risk management, utilization review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of healthcare services, and the enforceability of restrictive covenants on healthcare providers, to the extent applicable to any Relevant Entity, including, without limitation: (a) any Law or regulations relating to Government Healthcare Programs, or payments or reimbursement therefrom; (b) HIPAA; (c) all Laws or regulations relating to health care fraud and abuse, including, but not limited to, the Federal Civil Monetary Penalty Provisions, the Federal False Claims Act, the Federal Anti-Kickback Statute, the Program Fraud Civil Remedies Act of 1986, the Beneficiary Inducement Statute, the Federal Physician Self- Referral Law and mail/wire fraud, and, to the extent applicable, their respective state Law counterparts; (d) quality, safety and medical necessity Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services; (e) Laws relating to the regulation of the corporate practice of physical therapy or any other learned or licensed profession; and (f) in respect of the Licensed Personnel, Laws or regulations relating to any Healthcare Licenses that are required to be obtained or maintained by such Licensed Personnel in connection with the services provided by such Licensed Personnel on behalf of the Relevant Entities.

“Healthcare Licenses” means all Permits issued or granted by any healthcare regulatory agency or other Governmental Body to individuals in relation to the provision of healthcare items or services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the health information privacy and security provisions of the Health Information Technology for Economic and Clinical Health Act, and the regulations and other guidance issued thereunder, including but not limited to the Privacy, Security, Breach Notification, and Enforcement Rules at 45 C.F.R. Parts 160 through 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means the principal amount, plus any related accrued and unpaid interest, fees, prepayment premiums or penalties of (i) all indebtedness for borrowed money of or in respect of advances to any Relevant Entity; (ii) all obligations of the Company or the Relevant Entities (including related party obligations) under any credit facility, or evidenced by any note, debenture or other debt security; (iii) all indebtedness in respect of unpaid severance or deferred compensation obligations (in each case, to the extent such amounts are accrued as of the Closing), together with the employer portion of any employment, payroll and other Taxes incurred in respect of such obligations; (iv) all obligations owed under any capital leases; (v) any CMS Advance Payments; (vi) any outstanding commitment by which the Company or any Relevant Entity has assured a creditor against a loss (including all outstanding reimbursement obligations as an account party or applicant in respect of letters of credit, but without duplication of any such amount included in Restricted Cash); (vii) all obligations arising from cash/book overdrafts; (viii) all guaranties, endorsements, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of third parties the repayment of which is guaranteed (directly or indirectly) by the Company or the Relevant Entities; (ix) all obligations in respect of deferred purchase price of property, assets or services purchased (including earn-outs or seller notes for the maximum amount payable); (x) all guaranteed payments, dividends or other distributions due or declared to the members or other holders of equity interests of the Company; (xi) the employer’s share of payroll Taxes to the extent payable by any Relevant Entity and attributable to any payments made in connection, in whole or in part, with the transactions contemplated by this Agreement and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to such amounts; (xii) Pre-Closing Taxes; (xiii) refunds, overpayments or other amounts owed to patients, customers, and Third Party Payor Programs outside of the ordinary course of business; and (xiv) all fees, expenses, premiums, penalties, breakage costs, change of control payments or make-whole payments directly resulting from any of the foregoing. Notwithstanding the foregoing, Indebtedness does not include Seller Transaction Expenses, or any current liabilities of the Relevant Entities included in the definition of Net Working Capital, calculated in accordance with the Agreed Accounting Principles.

“Indemnified Party” has the meaning set forth in Section 9.03(a).

“Indemnifying Party” has the meaning set forth in Section 9.03(a).

“Indemnity Escrow Account” means Section 9.03.

“Indemnity Escrow Amount” means $10,125,000.

“Indemnity Escrow Funds” has the meaning set forth in Section 9.03.

“Institutional Holders” means GPB Capital Holdings, LLC and the investment funds and vehicles controlled thereby. The Institutional Holders are intended third party beneficiaries of each and every provision of this Agreement that references them by name.

“Intellectual Property” means all rights to any and all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models, and any applications for any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names (d/b/a’s), internet domain names, social media accounts, websites, and all other source or business identifiers or designators of origin (all whether registered or unregistered); all applications and registrations for any of the foregoing; all renewals and extensions for any of the foregoing; and all common Law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); applications and registrations for any of the foregoing; all renewals and extensions for any of the foregoing; all moral rights associated with any of the foregoing; and all economic rights of authors and inventors, however denominated, associated with any of the foregoing; (iv) computer software, databases, source code, object code, development tools, comments, user interfaces, menus, buttons, and icons; all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms, and other items and documentation related to or associated with any of the foregoing; any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases, and previous releases of any of the foregoing; and all media and other tangible property necessary for the delivery or transfer of any of the foregoing (collectively, “Software”); (v) proprietary information, confidential information, and trade secrets, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (vi) any rights recognized under applicable Law in or that are equivalent or similar to any of the foregoing.

“Interests” has the meaning set forth in the recitals to this Agreement.

“Interim Period” has the meaning set forth in Section 6.01(a).

“Latest Balance Sheet” has the meaning set forth in Section 4.05.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, legally-binding policy or manual, ordinance, code, principle of common law or treaty.

“Leased Real Property” has the meaning set forth in Section 4.07(b).

“Leases” has the meaning set forth in Section 4.07(b).

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, foreseen or unforeseen, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Personnel” means any individual Person who: (a) is employed by, or is an independent contract of, any Relevant Entity; and (b) is required by applicable Laws or regulations to hold a Healthcare License in connection with her/his profession or the services she/he provides to, for or on behalf of any Relevant Entity within the scope of her/his employment or engagement thereby.

“Liens” means any lien, license, mortgage, security interest, pledge deposit or other encumbrance.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar program.

“Managed Practice” or “Managed Practices” has the meaning set forth in the recitals to this Agreement.

“Management Services Agreement” means an agreement between a Managed Practice and APTG, pursuant to which APTG provides management services to the Managed Practice for its operations at one or more healthcare facilities.

“Material Adverse Effect” means any event, occurrence, or development that has a material adverse effect upon the financial condition or operating results of the Relevant Entities taken as a whole, except any adverse effect related to or resulting from, in each case other than to the extent disproportionately affecting the Relevant Entities taken as a whole when compared to other similarly situated businesses in the industry in which the Company operates, (i) general business or economic conditions affecting the industry in which any Relevant Entity operates or the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region or country in which any Relevant Entity conducts business, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) an act of god, disaster, emergency, calamity, epidemic, pandemic (including the Coronavirus Pandemic), disease outbreak (including COVID-19) or other health crisis, public health event or the worsening of any of the foregoing or a party’s response thereto, including any Law, directive, pronouncement or guideline issued by a Governmental Body providing for business closures, travel restrictions, “shelter in place” or other restrictions that relate to, or arise out of an epidemic, pandemic or disease outbreak, or any loss of customers, suppliers, orders or contracts or other effect on the businesses of the Relevant Entities in connection with an actual or threatened epidemics, pandemics or disease outbreaks, (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in GAAP or the interpretation thereof, (vi) changes in Laws, rules, regulations, Orders, or other binding directives issued by any Governmental Body, (vii) the taking of any action requested by Buyer or otherwise contemplated by this Agreement or the other agreements contemplated hereby or the identity of Buyer or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, including the effects of the transactions contemplated hereby or thereby on relationships with customers, suppliers, Governmental Bodies, employees, or other third-party relationships, (viii) any matter set forth in the Disclosure Schedules, (ix) any adverse change in or effect on the business of the Relevant Entities that is cured by or on behalf of the Relevant Entities before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 8.01, (x) any adverse change in or effect on the business of the Relevant Entities that is caused by any delay in consummating the Closing in accordance with Section 1.03 as a result of any violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Company at the Closing, or (xi) any failure of the Relevant Entities to meet projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been a Material Adverse Effect).

“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.09(b).

“Material Payor” has the meaning set forth in Section 4.20(h)(i).

“Material Supplier” has the meaning set forth in Section 4.20(h)(ii).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.

“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395, et seq.

“Monitor” means Joseph T. Gardemal III, as independent monitor in that certain action referred to as Securities and Exchange Commission v. GPB Capital Holdings, LLC, et al. filed in the Eastern District of New York on February 4, 2021 (“SEC v. GPB”).

“Monitor Order” means that certain Order Appointing Monitor, dated February 23, 2021, as amended by that certain Amended Order Appointing Monitor, dated April 14, 2021, in relation to SEC v. GPB.

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Final Purchase Price, as finally determined, minus the Estimated Purchase Price.

“Net Working Capital” means (i) all current assets (excluding Cash and any current or deferred Tax assets) of the Relevant Entities as of the Closing Effective Time (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), minus (ii) all current liabilities (excluding any items constituting Indebtedness or otherwise included in Seller Transaction Expenses and any current or deferred Tax assets) of the Relevant Entities as of the Closing Effective Time (but before taking into account the consummation of the transactions contemplated hereby except as set forth in the proviso below), in each case using the same line items set forth on Schedule 10.01(a) and calculated in accordance with the Agreed Accounting Principles. For the avoidance of doubt, the determination of Net Working Capital and the preparation of the Closing Statement will take into account only those components (i.e., only those line items) and adjustments reflected on Schedule 10.01(a) and used in calculating the Net Working Capital Target. Further to the preceding sentence, the determination of Estimated Purchase Price and Final Purchase Price will be in accordance with the Agreed Accounting Principles (and without any change in or introduction of any new reserves), and without duplication to any items counted in such determination.

“Net Working Capital Target” means $4,800,000.

“Objections Statement” has the meaning set forth in Section 1.02(d).

“OIG” means the Office of the Inspector General of the U.S. Department of Health and Human Services.

“Open Source Materials” means all Software (in source or object code form) licensed under a license commonly referred to as an open source, free software, copyleft or community source code license (including any library or code licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL (AGPL), Apache Software License, or any other public source code license arrangement).

“Order” means any order, injunction, judgment, decree, writ, ruling, award, assessment or arbitration award of any Government Body.

“Organizational Documents” means, with respect to any entity (as applicable), the certificate of incorporation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, formation agreement, or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Relevant Entity.

“Owned Software” means all Software that is Owned Intellectual Property.

“Pass-Through Tax Returns” means any income Tax Return (such as IRS Form 1065 and associated Form K-1s and corresponding state and local Tax Returns) for a Pre-Closing Tax Period for the Relevant Entities that allocate income, gains, losses, deductions or other Tax attributes or Taxes to its beneficial owners and does not reflect or concern Taxes that are imposed on the entity itself for which the Tax Return is filed.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Pension Plans” has the meaning set forth in Section 4.13(a).

“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, authorizations, registrations, enrollments, certificates of need, provider or supplier numbers, national provider identifiers, provider agreements, certifications, accreditations, waivers, consents or Orders of, or filings with, or notifications to, any Governmental Body.

“Permitted Liens” means (i) Liens securing Liabilities that are reflected or reserved against in the consolidated balance sheet of the Company prepared in accordance with GAAP to the extent so reflected or reserved, (ii) Liens for Taxes or other governmental charges not yet due and payable by the Company or the amount or validity of which is being contested in good faith by appropriate proceedings by any Relevant Entity, and, in the case of the foregoing clauses (i) and (ii) with respect to which appropriate reserves have been established and maintained on the Financial Statements in accordance with GAAP (iii) landlords’, mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable and that are not, individually or in the aggregate, material to the Relevant Entities taken as a whole, (iv) zoning, entitlement, building code and other land use or regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property, (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property, (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) non-exclusive licenses of Intellectual Property granted by the Relevant Entities in the ordinary course of business,    , and (ix) Liens securing Indebtedness for borrowed money to be paid off at the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Body, or other entity.

“Personal Information” means, to the extent regulated by Contract, Law or privacy policy applicable to the Relevant Entities, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including, to the extent regulated by Contract, Law or privacy policy applicable to the Relevant Entities: protected health information as defined by HIPAA; patient identifying information as defined by 42 C.F.R. Part 2; name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID number; date of birth; digital signature; and Internet Protocol (IP) addresses.

“Plans” has the meaning set forth in Section 4.13(a).

“Potential Claim Matters” has the meaning set forth in Section 9.06(b).

“Pre-Closing Taxes” means (a) all unpaid income Taxes (whether or not such Taxes are due and payable as of the Closing Date) of the Relevant Entities with respect to any Pre-Closing Tax Period (including any income Taxes that any Relevant Entity is required to pay of any equity holder by means of withholding and filing composite returns), (i) which shall not be an amount less than zero in any jurisdiction or with respect to any Tax period and (including non- resident withholding or other similar Taxes any Relevant Entity is liable for with respect to income Taxes of any equity owner) and (ii) which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax, plus (b) any Taxes that any of the Relevant Entities relating to events, transactions or payments made prior to the Closing Date has deferred under the CARES Act or the Payroll Tax Executive Order.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“PRF Payments” has the meaning set forth in Section 4.20(j).

“Processing” (including correlative term “Processes”) means the maintenance, transmission, collection, use (including, without limitation, for the purpose of sending telephone calls, text messages and emails), disclosure, processing, retention, storage, protection, transfer or disposal of data or information.

“Program Fraud Civil Remedies Act of 1986” means 31 U.S.C. § 3801, et seq. and their implementing regulations.

“Projections” has the meaning set forth in Section 12.13(b).

“Protected Data” means (a) Personal Information, and (b) all data that a Relevant Entity is required by Contract to safeguard and/or keep confidential.

“Reference Date” means the date that is three (3) years prior to the date hereof (provided such period is not intended to extend any applicable statute of limitations); provided, however, that for purposes of Section 4.20, Reference Date means the date that is six (6) years prior to the date hereof (provided such period is not intended to extend any applicable statute of limitations).

“Referral Recipient” means any Person to whom the Relevant Entities or any of their Licensed Personnel refers, recommends or arranges for the referral of patients or other health care business.

“Referral Source” means any Person in a position to refer, recommend or arrange for the referral of patients or other health care business, including, any physician, physician practice, surgery center, home health agency, hospital or other health care provider.

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Body, quasi-governmental authority, or registrar.

“Related Party” has the meaning set forth in Section 4.17.

“Relevant Entity” or “Relevant Entities” has the meaning set forth in the Recitals.

“Relief Fund Payment Terms and Conditions” means the Terms and Conditions and related guidance applicable to each PRF Payment received by the Relevant Entities as of the date hereof.

“Required Amount” has the meaning set forth in Section 5.07(b).

“Restricted Cash” means all cash posted to support reimbursement obligations with respect to letters of credit, performance bonds or other similar obligations or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, and cash, escrows, sureties and deposits with third parties (including landlords) of the Relevant Entities, in each case determined in accordance with GAAP.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (a) security breach of Protected Data under Data Security Requirements, including any unauthorized access, acquisition, use, exfiltration, or disclosure of Protected Data; or (b) intentional unauthorized interference with system operations or security safeguards of Business Systems, including any phishing incident or ransomware attack.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03(a), 3.04, 3.05, 4.01, 4.02, 4.03, 4.04(a), and 4.19.

“Seller Return” has the meaning set forth in Section 10.01(a).

“Seller Transaction Expenses” means the aggregate fees and expenses of the Relevant Entities relating to the transactions contemplated hereby, including amounts payable (i) to investment banking, accounting, attorney or other professional fees, including investment banking services for the Company, (ii) to Counsel for legal services to the Company and Seller, in each case for clause (i) through (ii) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, will be the Closing) and to the extent related to the transactions contemplated hereby, and (iii) in connection with any change in control, transaction bonus, retention bonus, severance, or similar payments to be made by any Relevant Entity to any current or former employees, directors, officers, independent contractors, other service providers or any other Person in connection with the transactions contemplated by this Agreement, and the employer portion of any payroll or similar Taxes associated with the foregoing.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Solvent” has the meaning set forth in Section 5.08.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, association or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.

“Tail Policy” has the meaning set forth in Section 12.02.

“Tax” or “Taxes” means any U.S. federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem, alternative minimum, add-on minimum, personal property (tangible or intangible), stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition to tax or additional amounts thereto, whether disputed or not.

“Tax Refund” has the meaning set forth in Section 10.01(f).

“Tax Returns” means any declaration, estimate, return, report, information return or other document (including amendments, schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party Payor Programs” means all Government Healthcare Programs and all other state or local governmental insurance programs and private, non-governmental medical insurance programs, managed care plans or organizations, health benefit plans, health maintenance organizations, preferred provider organizations, employer-sponsored health plans, multi-employer welfare trusts, workers’ compensation programs, third party payors or other payment programs for medical or health care expenses with which the Relevant Entities contract to provide goods and services or through which the Relevant Entities receive reimbursements for goods and services provided.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Document” means each of the Escrow Agreement, the Disclosure Schedules, the Equity Commitment Letter, the Debt Commitment Letters, the Guaranty and each of the other documents, certificates, and instruments to be delivered hereunder or thereunder (including the closing deliverables contemplated by Sections 2.02 and 2.03).

“Transaction Tax Deductions” has the meaning set forth in Section 10.01(c).

“Transfer Taxes” has the meaning set forth in Section 10.01(d).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“TriCare” means the health care insurance system for United States military service members and their dependents that covers care not available through the usual United States military medical service or public health service facilities, formerly known as CHAMPUS.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder and any similar state or local Law.

“Welfare Plans” has the meaning set forth in Section 4.13(a).

“Willful Breach” means (a) an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act could be expected to constitute a material breach of this Agreement, and such breach (i) resulted in, or contributed to, the failure of any of the conditions set forth in Section 1.04 to be satisfied or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 1.03, or (b) the failure of Buyer to deliver at the Closing the full consideration payable pursuant to Article I under this Agreement.

11.2	Other Definitional Provisions.

(a)            Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)            Any reference to any particular Code Section or any other Law or regulation will be interpreted to include any revision of or successor to that section, Law or regulation regardless of how it is named, numbered or classified.

(c)            All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The table of contents and the titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement and the Exhibits are for convenience only, do not constitute any part of this Agreement or such Exhibit, and will be disregarded in construing the language hereof.

(d)            The Exhibits and Disclosure Schedules to this Agreement are incorporated herein for all purposes.

(e)            The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means “including without limitation”.

(f)            All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(g)            Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(h)            All references to days or months will be deemed references to calendar days or months unless otherwise expressly specified.

(i)            The phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto.

(j)            All references to time will be deemed to be Chicago, Illinois, local time unless otherwise expressly specified.

(k)            As used herein “ordinary course of business” with respect to any Person means the ordinary course of business of such Person consistent with past practice and custom, as the same may have been adjusted in response to, or otherwise altered because of, COVID-19 or the Coronavirus Pandemic to the extent required by applicable Law.

ARTICLE XII

MISCELLANEOUS

12.1         Press Releases and Communications; Use of Company Name.

(a)            No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made by any Party (nor will any Party permit any of its advisors to do any thereof) without the prior approval of Seller’s Representative and Buyer, unless required by Law (in the reasonable opinion of counsel) in which case Buyer and Seller will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit Seller, Buyer, Buyer’s Affiliates or any Relevant Entity from making any announcement to its employees, customers and other business relations to the extent Seller, Buyer or such Relevant Entity reasonably determines in good faith that such announcement is necessary or advisable after consultation with and the prior written consent of Buyer or Seller, as applicable, such consent not to be unreasonably withheld. For the avoidance of doubt, the Parties acknowledge and agree that the Institutional Holders and their Affiliates (except for the Relevant Entities) may provide general information about the subject matter of this Agreement and the Relevant Entities (including its and their performance and improvements) in connection with the Institutional Holders’ or their Affiliates’ fund raising, marketing, informational or reporting activities.

(b)            Effective as of the Closing Date (and contingent on Closing), Seller shall cease use of, and shall cause its Affiliates and each of their respective successors and assigns to cease use of the name and related marks and logos of the Relevant Entities (collectively, the “Company Name”); provided, however, that nothing contained herein will waive or restrict or otherwise limit any rights that Seller or any of its Affiliates may have under applicable Law to any use of the legal name of the Company that constitutes nominative fair use or fair use under applicable Law.

12.2            Expenses. Except as otherwise expressly provided herein, each Party will each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). For the avoidance of doubt, the following will be at the sole cost and expense of Buyer, and neither Seller nor the Company will have any Liability with respect to the following costs: (a) the costs of the filings of the notification and report forms under the HSR Act in connection with the transactions contemplated hereby (including, but not limited to, costs incurred in respect of filing fees, diligence, legal fees and other fees, expenses and Taxes related thereto) and (b) the costs of obtaining a Tail Policy, including the premium for such policy.

12.3         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set forth below if the sender on the same day sends a confirmatory email and/or if no failure message is received, or (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer and, after the Closing, the Company:

Alliance PT Buyer, Inc.

c/o Beecken Petty O'Keefe and Company

131 South Dearborn Street

Suite 2800

Chicago, IL 60603

Attention: Troy Phillips, David Poss

E-mail: tphillips@bpoc.com, dposs@bpoc.com

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Ryan D. Harris, P.C.

E-mail: ryan.harris@kirkland.com

Notices to Seller, and, prior to the Closing, the Company:

Seller’s Representative:

Highline Management Inc.

535 West 24th Street

New York, NY 10011

with a copy to (which will not constitute notice):

McGuireWoods LLP

West Wacker Drive, Suite 4100

Chicago, Illinois 60601

Attention: Geoff Cockrell

E-mail: gcockrell@mcguirewoods.com

12.4         Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party, by operation of Law or otherwise, without the prior written consent of the other Parties, and any purported assignment or delegation without such consent shall be null and void; provided that, after the Closing, (a) Seller may assign this Agreement to any of its beneficial owners or successors, by operation of law or otherwise, and (b) Buyer may collaterally assign its rights under this Agreement to any of its lenders or financing sources. Buyer and its Affiliates retain all risks and obligations if they enter into any agreement with any Person that is broader than or inconsistent or conflicts with Buyer’s rights, interests or obligations hereunder, and any such broader, inconsistent or conflicting right, obligation, covenant or agreement will not be effective or binding against Seller or its Affiliates.

12.5         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

12.6         No Strict Construction; Disclosure Schedules; Headings. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided, however, that each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent that the relevance of such item to such other section is reasonably apparent. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. In the event a subject matter is addressed in more than one representation and warranty, Buyer will be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened in writing) or are within or outside of the ordinary course of business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened in writing) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract). The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7         Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by Buyer, the Company and Seller’s Representative, and may be waived only in a writing signed by the Party against whom such waiver is to be effective; provided that (a) Section 7.02 will not be amended or waived without the consent of a majority of the D&O Indemnified Persons and (b) Sections 6.06, 8.02(c), 12.04(b), 12.12, and this Section 12.07(b) (and any provision of this Agreement, to the extent an amendment, waiver or termination of such provision would modify the substance of such referenced Sections) will not be amended, waived or terminated without the consent of the Lenders. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

12.8         Complete Agreement. This Agreement, together with each Exhibit or Disclosure Schedule hereto, the other Transaction Documents, and each ancillary agreement, certificate or other document entered into in connection herewith (including the Confidentiality Agreement), contains the complete agreement by, between and among the Parties and supersede any prior understandings, agreements or representations by, between or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The Parties agree that prior drafts of this Agreement and of any provision herein will be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed joint work product of the Parties. The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to and subject to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement (except as required by Law). Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.

12.9         Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

12.10       Governing Law; Consent to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort or statute, whether at Law or in equity) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware without regard to its conflicts of Laws principles. SUBJECT TO SECTION 1.02, SECTION 8.02, AND SECTION 9.07 (EACH OF WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY A REPUTABLE NATIONAL OVERNIGHT AIR COURIER SERVICE IN ADDITION TO ANY OTHER METHOD OF SERVICE AUTHORIZED BY APPLICABLE LAW.

12.11       WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OF THE OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12       No Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and will be enforceable by, the D&O Indemnified Persons, Counsel, and the Institutional Holders, as applicable. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties and the D&O Indemnified Persons, Counsel, and the Institutional Holders, as applicable, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding anything to the contrary contained herein, the Lenders will be third party beneficiaries of Sections 6.06, 8.02(c), Error! Reference source not found.(b), 12.07(b), and this Section 12.12.

12.13       No Additional Representations; Disclaimer; Non-Recourse

(a)            Buyer acknowledges and agrees that it has conducted to its satisfaction, an independent investigation of the financial condition, results of operations, assets, liabilities, and properties of the Relevant Entities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such independent investigation and the representations and warranties of Seller expressly set forth in Article III and of the Company expressly set forth in Article IV, respectively, as qualified by the Disclosure Schedules. The representations and warranties of Seller expressly set forth in Article III and of the Company expressly set forth in Article IV, respectively, as qualified by the Disclosure Schedules, constitute the sole and exclusive representations, warranties and statements of any kind of any of Seller and the Relevant Entities to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations, warranties and statements in respect of any kind or nature of Seller and the Company, expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Relevant Entities, or the quality, quantity or condition of the Relevant Entities’ assets), are specifically disclaimed by the Company and Seller.

(b)            In connection with the investigation by Buyer of the Relevant Entities, Buyer has received or may receive from the Relevant Entities certain financial projections, forward-looking financial statements and other financial forecasts and certain business plan information (the “Projections”). Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such Projections that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the completeness, adequacy and accuracy of the Projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer will not have, and will not assert any, claim against anyone with respect thereto. Accordingly, Buyer acknowledges that none of the Company, Seller, or any past, present or future direct or indirect member or equity holder, officer, director, employee, agent or Affiliate of any of the foregoing, whether in an individual, corporate or any other capacity, makes any representation, warranty or other statement with respect to, and Buyer is not relying on, the Projections, and Buyer agrees that it has not relied thereon.

12.14       Specific Performance; Other Remedies. The Parties agree that the Parties would suffer irreparable damage prior to a termination in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by a Party of its covenants or obligations set forth in this Agreement, the non- breaching Parties will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the breaching Party, and to specifically enforce the terms and provision of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement, in addition to any other remedy to which the Parties are entitled at Law or in equity, including right of the Parties to terminate this Agreement pursuant to Article VIII and to seek money damages. Buyer the Parties agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any Party.

Each Party hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

12.15       Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which any Relevant Entity is a party (including the contracts set forth on Schedule 4.09(a)) and such consents have not been obtained. Buyer agrees and acknowledges that Seller will have no liability whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty, covenant or agreement of the Company or Seller contained herein will be breached or deemed breached and no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination of such contracts.

12.16       Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party or thereto will re execute original forms thereof and deliver them to all other Parties. No Party or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.17       Deliveries. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (i) is included in the electronic data room (ii) is actually delivered or provided to Buyer or (iii) is made available upon request, including at any of the Relevant Entities’ offices.

12.18	Seller’s Representative.

(a)            Designation of the Seller’s Representative. The Seller’s Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Company and each of the Seller with respect to the matters specifically delegated to Seller’s Representative pursuant to this Agreement. The Seller’s Representative has full authority and power to fulfill the role of the Seller’s Representative hereunder and under the Escrow Agreement, and to take all actions contemplated by this Agreement and the Escrow Agreement to be taken by the Company and the Seller, with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing to all intents and purposes and with the same effect as the Company or Seller could do personally. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of the Company or Seller will not terminate the authority and agency of the Seller’s Representative. The power-of-attorney granted in this Section is coupled with an interest and is irrevocable. The Seller representing a majority or more of the aggregate Interests of the Company will be entitled, at any time or from time to time, upon at least five (5) Business Days prior written notice to Buyer, to appoint a successor or replacement Person to serve as the Seller’s Representative hereunder.

(b)            Authority of the Seller’s Representative. Without limiting the generality of the foregoing appointment, the Seller’s Representative is authorized and empowered to: (A) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Company and Seller necessary or desirable to effectuate the Closing and consummate the transactions contemplated herein; (B) execute and deliver, on behalf of and in the name of the Company and Seller any amendment to this Agreement so long as the express terms of such amendment do not both adversely and disproportionately affect the rights or obligations of any such Person as compared to any other of such Persons; (C) engage and employ, on behalf of the Company and the Seller, any agents and representatives (including legal counsel and other professionals) and incur such expenses as the Seller’s Representative may in its sole discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Company and/or the Seller; (D) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Company and the Seller in connection with this Agreement, or establish such reserves as the Seller’s Representative may from time to time determine, in its sole discretion, to be necessary or desirable in connection with the expenses and other costs to be borne by the Company or the Seller hereunder; (E) accept, deliver and receive instructions and notices to the Company or the Seller required or permitted under this Agreement; (F) take all other actions to be taken by or on behalf of the Company and Seller and exercise any and all rights that the Company or Seller is permitted or required to do or exercise under this Agreement; and (G) take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement. By his, her, or its execution of this Agreement, the Company and Seller hereby ratifies and confirms any act of or action by the Seller’s Representative with respect to the subject matter hereof during the time period prior to the Company’s and Seller’s execution of this Agreement.

(c)            Reliance on Seller’s Representative. Buyer and Seller are entitled to rely exclusively upon any communication given or other action taken by Seller’s Representative pursuant to this Agreement or the Escrow Agreement and will not be liable for any action taken or not taken in good faith reliance on a written communication or other written instruction from Seller’s Representative.

(d)            Liability of Seller’s Representative. Seller’s Representative will not have any Liability to the Company or Seller or any Person claiming by, through or under the Company or Seller, for or in respect of any of its acts or omissions which are not contrary to the provisions of this Section 12.18, except to the extent arising out of the Seller’s Representative’s willful misconduct or gross negligence. Seller will indemnify Seller’s Representative from and against any and all loss, liability or expense incurred on the part of Seller’s Representative and arising out of or in connection with its duties as Seller’s Representative or the exercise or non-exercise of its approval rights, as the case may be, including the reasonable costs and expenses incurred by Seller’s Representative in defending against any claim or liability in connection herewith, and its actual out-of-pocket expenses incurred in performing its duties as such, so long as such performance of its duties or exercise or non-exercise of its approval rights did not involve gross negligence or willful misconduct and it was not contrary to the provisions of this Section 12.18.

(e)            Expense Fund Amount. The Seller’s Representative shall use the Expense Fund Amount to pay all costs and expenses incurred by or on behalf of the Seller’s Representative, in his, her, or its capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement or any agreement, document or instrument entered into pursuant to this Agreement. If the Seller’s Representative determines to release all or a portion of the Expense Fund Amount to the Company, which shall in no event be later than two (2) years after the Closing Date, such amounts will be distributed to Seller.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement on the day and year first above written.

COMPANY:

ALLIANCE INTERMEDIATE HOLDCO, LLC

By:	/s/ Richard Leaver
	Name:	Richard Leaver
	Title:	Authorized Signatory

Signature Page To

Membership Interest Purchase Agreement

SELLER:

ALLIANCE PHYSICAL THERAPY PARTNERS, LLC

By:	/s/ Richard Leaver
	Name:	Richard Leaver
	Title:	Chief Executive Officer

SIgnature Page To

MEmbership Interest Purchase Agreement

SELLER’S REPRESENTATIVE:

HIGHLINE MANAGEMENT INC.

By:	/s/ Michael Frost
	Name:	Michael Frost
	Title:	Authorized Signatory

SIgnature Page To

Membership Interest Purchase Agreement

BUYER:

ALLIANCE PT BUYER, INC.

By:	/s/ Troy Phillips
	Name:	Troy Phillips
	Title:	President

Signature Page to Membership Interest Purchase Agreement